UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 30, 2015 2:30 P.M., LOCAL TIME

March 13, 2015

Fellow Shareholder:

I cordially invite you to attend MSCI Inc.’s 2015 annual meeting of shareholders to be held at 7 World Trade Center, 250 Greenwich Street, 48th Floor, New York, New York 10007 and via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI2015 on April 30, 2015 at 2:30 P.M., local time, and any adjournments or postponements thereof, for the following purposes:

1.	To elect the members of our Board of Directors;

2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

4.	To transact such other business as may properly come before the annual meeting or any one or more adjournments thereof.

Our Board of Directors recommends that you vote “FOR” the election of the directors, the approval, on an advisory basis, of our executive compensation and the ratification of the appointment of our independent auditor.

We are pleased to take advantage of the Securities and Exchange Commission rules again this year that allow us to furnish our proxy materials over the Internet. As a result, we are mailing to many of our shareholders the Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials, including this Proxy Statement, and our 2014 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this Proxy Statement (including the proxy card) and our 2014 Annual Report on Form 10-K over the Internet, how to request a paper or e-mail copy of these materials and how to vote in person, by mail or via the Internet. We believe that posting the proxy materials on the Internet expedites shareholders’ receipt of the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting of shareholders.

Our Board of Directors has fixed the close of business on March 4, 2015 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. Only shareholders of record at the close of business on March 4, 2015 are entitled to notice of, and to vote at, the annual meeting. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders of record beginning on or about March 13, 2015. These proxy materials are being made available beginning on or about March 13, 2015.

As a shareholder of MSCI Inc., your vote is important. Whether or not you plan to attend our 2015 annual meeting of shareholders in person or via the Internet, it is important that you vote as soon as possible to ensure that your shares are represented. Please refer to the proxy card or Notice of Internet Availability of Proxy Materials distributed to you on or about March 13, 2015 for information on how to vote in person, by mail or telephone (following the instructions on the proxy card), or via the Internet.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman, Chief Executive Officer and President

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on

April 30, 2015. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended

December 31, 2014 are available without charge at www.proxyvote.com. Information contained on the website is not incorporated by reference into this Proxy Statement or any other report we file with the Securities and Exchange Commission.

MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

PROXY STATEMENT

2015 Annual Meeting of Shareholders

to be held April 30, 2015

We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2015 annual meeting of shareholders or any adjournments or postponements thereof. We are mailing the Notice of Internet Availability of Proxy Materials on or about March 13, 2015. This Proxy Statement is being made available to our shareholders on or about March 13, 2015. In this Proxy Statement, we refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors of MSCI Inc. as the “Board.” Also, when we refer to “fiscal” or “fiscal year” in this Proxy Statement, we mean the twelve-month period ending or ended on December 31 of the stated year.

Questions and Answers about the Annual Meeting and Voting

What are the date, time and place of the annual meeting?

We will hold the annual meeting on April 30, 2015 at 2:30 P.M., local time, at 7 World Trade Center, 250 Greenwich Street, 48th Floor, New York, New York 10007, as well as via the Internet at www.virtualshareholdermeeting.com/MSCI2015. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the Securities and Exchange Commission (“SEC”).

Who may vote at the annual meeting?

The record date for the annual meeting is March 4, 2015. If you were an owner of MSCI’s common stock (whether as a “record holder” or as a beneficial owner of shares held in “street name”) as of the close of business on March 4, 2015, you are entitled to vote at the annual meeting. Each share of common stock entitles you to one vote on each matter voted on at the annual meeting.

If attending the annual meeting in person, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement. If attending the annual meeting virtually through the Internet, you must provide your 12-digit control number to enter the annual meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI2015.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2014 Annual Report on Form 10-K (including any amendments thereto) available to our shareholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2014 Annual Report on Form 10-K (including any amendments thereto) over the Internet, how to request a paper or e-mail copy of these materials and how to vote in person, by mail, telephone or via the Internet. We will mail the Notice of Internet Availability of Proxy Materials on or about March 13, 2015. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “Consent to Electronic Delivery of Annual Meeting Materials” on page 59 of this Proxy Statement for further information on electing to receive proxy materials electronically.

How many shares must be present to hold the annual meeting?

A majority of the shares of our common stock outstanding at the close of business on the record date must be present in person or by proxy at the annual meeting, or by attendance through the Internet at the virtual annual meeting, in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, 112,401,845 shares of common stock were outstanding. Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or through the Internet at the virtual annual meeting, or properly submit your proxy prior to the annual meeting.

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered a “record holder” with respect to those shares, and the Notice of Internet Availability of Proxy Materials will be sent directly to you.

If your shares are held in an account with a brokerage firm, bank, broker dealer, or other intermediary, then you are considered a beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials will be forwarded to you by that intermediary. As a beneficial owner of shares held in “street name,” you have the right to direct that intermediary on how to vote the shares held in your account by following their instructions for voting. If you do not provide your brokerage firm, bank, broker dealer or other intermediary with instructions on how to vote your shares, such intermediary or intermediary nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2015.

How do I vote my shares without attending the annual meeting?

Whether you are a “record holder” or your shares are held in “street name,” you may direct your vote without attending the annual meeting in person by mail, telephone or through the Internet.

If you are a record holder, you may vote through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone or via the Internet as described on your proxy card. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you submit a signed proxy card without indicating your vote, the officers of MSCI named as proxies for voting purposes will vote your shares in accordance with the Board’s recommendations.

If you are a record holder and plan to vote in advance of the annual meeting, whether by telephone (following the instructions on the proxy card), mail or via the Internet, your vote must be received by 11:59 P.M., EDT, on April 29, 2015 to be counted. Internet voting during the annual meeting is also permissible through the Internet at the virtual annual meeting hosted at www.virtualshareholdermeeting.com/MSCI2015.

If you are a beneficial owner of shares held in “street name,” follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary. If you provide specific voting instructions by mail, telephone or via the Internet, your shares will be voted by your brokerage firm, bank, broker dealer or other intermediary nominee as you have directed.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote:

1.	“FOR” the election of the nominees for the Board named in this Proxy Statement;

2.	“FOR” the approval of our executive compensation, as described in this Proxy Statement; and

3.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor.

What are broker non-votes and how are they counted at the annual meeting?

Broker non-voting occurs when a broker has not received voting instructions from the beneficial owner of shares held in “street name” and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares only on discretionary items but not on non-discretionary items, as determined by the New York Stock Exchange (“NYSE”):

•

Discretionary Item. Proposal 3—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2015 is a “discretionary” item. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•

Non-discretionary Items. Proposal 1—election of directors and Proposal 2—approve, by non-binding vote, our executive compensation are considered “non-discretionary” items. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may not vote on these proposals on behalf of such beneficial owners.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, broker non-votes are not counted for purposes of the election of directors and the advisory approval of our executive compensation and will therefore have no effect on the outcome of these proposals. This is because each of these proposals requires consideration of the votes cast and broker non-votes are not considered votes cast under the laws of Delaware (our state of incorporation). Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors and the advisory approval of our executive compensation.

How do I vote my shares in person at the annual meeting or via the Internet while attending the virtual annual meeting?

Even if you plan to attend the annual meeting in person or through the Internet at the virtual annual meeting, we encourage you to vote in advance by telephone (following the instructions on the proxy card) or via the Internet, or by returning a proxy card if you requested printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the annual meeting. If you are a “record holder,” you may vote in person by marking and signing the ballot to be provided at the annual meeting. If you are the beneficial owner of shares held in “street name” and you want to vote in person at the annual meeting, you must obtain a legal proxy in your name from your brokerage firm, bank, broker dealer, or other intermediary and present it at the annual meeting.

Instructions on how to attend and vote via the Internet are posted at www.virtualshareholdermeeting.com/MSCI2015.

Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions.

How many votes are required to approve the election of the directors and how are my votes counted?

Proposal 1 is an uncontested director election. In uncontested director elections, our Amended and Restated Bylaws (our “Bylaws”) require that each director nominee be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.

Under the laws of Delaware (our state of incorporation), if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” Our Bylaws also provide that, in order for an incumbent director to become a nominee of the Board, each director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the Board accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

With regard to proposal 1—election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” An abstention will not count as a vote “FOR” or “AGAINST” the election of a director and will therefore have no effect on the outcome of the election of our directors in an uncontested election, because abstentions are not considered votes cast under the laws of Delaware (our state of incorporation).

How many votes are required to approve the other proposals and how are my votes counted?

Approval of proposals 2 and 3 each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the annual meeting and entitled to vote on these proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to these proposals.

If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum at the annual meeting. An abstention will not count as a vote “FOR” or “AGAINST” proposals 2 and 3 at the annual meeting and will have no effect on the outcome of such proposals, because abstentions are not considered votes cast under the laws of Delaware (our state of incorporation).

How do I revoke or change my proxy?

If you are a “record holder,” you can revoke or change your proxy at any time before your shares are voted by (1) delivering to us a written revocation notice prior to the annual meeting at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007; (2) submitting a later proxy that we receive prior to the conclusion of voting at the annual meeting; (3) voting in person at the annual meeting; or (4) voting via the Internet while attending the virtual annual meeting. Attending the annual meeting in person or virtually through the Internet does not revoke your proxy unless you vote in person at the annual meeting or via the Internet while attending the virtual annual meeting.

If you are a beneficial owner of shares held in “street name,” you may revoke your proxy by following the instructions your brokerage firm, bank, broker dealer or other intermediary provides.

Could other matters be decided at the annual meeting?

As of the date of this Proxy Statement, we did not know of any proposals or matters to be raised at the annual meeting other than those presented in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone (following the instructions on the proxy card) or via the Internet and additional proposals or other matters are properly presented at the annual meeting for shareholder vote, the officers of MSCI named as proxies for voting purposes will be entitled to vote on those matters for you. In such case, your proxy will be voted in accordance with the Board’s recommendations.

Will the annual meeting be webcast?

Yes. You may attend the annual meeting virtually at www.virtualshareholdermeeting.com/MSCI2015, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the annual meeting will also be archived on that website until April 30, 2016.

Will my vote be confidential?

Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except in certain limited circumstances such as when you request or consent to disclosure.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by representatives of Broadridge Investor Communication Solutions, Inc., our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC shortly after the annual meeting. We make available free of charge, on or through our website, these reports and other information as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these reports, click on the “SEC Filings” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who will pay for the cost of the proxy solicitation?

MSCI will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 will distribute and solicit proxies. We will pay Morrow & Co. a fee of $10,000, plus reasonable expenses, for these services.

 Item 1—Election of Directors

Our Board currently has twelve (12) directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees presented below are directors of MSCI as of March 13, 2015. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may elect to reduce its size.

Henry A. Fernandez (56). Mr. Fernandez has served as our Chairman since October 2007 and as our Chief Executive Officer (“CEO”), President and a director since 1998. In May 2009, MSCI became a fully independent stand-alone public company following Morgan Stanley’s disposition of its remaining controlling equity interest in the Company. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2009. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Director since: 1998

Because Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in the internal and external growth of the Company, the design and execution of the Company’s acquisitions of

Barra, LLC (formerly Barra, Inc.) in 2004, RiskMetrics Group, LLC (formerly RiskMetrics Group, Inc., “RiskMetrics”) and Measurisk, LLC in 2010, IPD Group Limited, Inc. (“IPD”) in 2012, Investor Force Holdings, Inc. in 2013, GMI Holdings Co. (“GMI Ratings”) in 2014 and MSCI’s initial public offering (“IPO”) in 2007, he brings to the Board an unparalleled historical knowledge and depth of understanding of the Company and its businesses. The skills and experience that Mr. Fernandez acquired in founding two private equity investment firms and while working in various areas at Morgan Stanley, including emerging markets product strategy and equity derivative sales and trading, mergers and acquisitions and corporate finance worldwide, have proven invaluable to the Company’s continued success following its IPO. These skills will remain vital to the continued success of the Company’s day-to-day operations, as well as the successful development and execution of its growth plans and competitive strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Fernandez should be re-elected at the annual meeting to continue to serve as a member of the Board.

Robert G. Ashe (55). Mr. Ashe retired from IBM Corporation (“IBM”) in January 2012, where he had most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos Inc. (“Cognos”), a Canadian provider of business intelligence and performance management products. Mr. Ashe worked for Cognos from 1984 to 2008 holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002. He also held various Senior Vice President positions in Worldwide Field Operations, Products and Application Development Tools from 1996 to 2001. Prior to that, he held various Vice President roles within Product Development and Corporate Finance. Mr. Ashe holds a Bachelor of Commerce from the University of Ottawa. Mr. Ashe is also a Chartered Accountant in Canada.

Director since: 2013

Other Public Company Directorships: Halogen Software Inc. (February 2013-present) and ServiceSource International, Inc. (March 2013-present).

In addition to having nearly 30 years of experience in the technology sector, Mr. Ashe has led successful initiatives in product marketing, software development and revenue growth. While at Cognos, he also executed strategic acquisitions and led the successful integration of Cognos following its acquisition by IBM. The Board believes that the experience Mr. Ashe has acquired during his career in the technology industry will provide the Board and management with valuable perspectives on the Company’s investment, organic growth and acquisition strategies. As a member of other public company boards and the former CEO of a public company, Mr. Ashe also brings to the Board additional insight with respect to the Board’s roles and responsibilities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Ashe should be re-elected at the annual meeting to continue to serve as a member of the Board.

Benjamin F. duPont (51). Mr. duPont is co-founder and President of yet2.com, a firm founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

Director since: 2008

As co-founder and President of yet2.com, a leading technology and intellectual property marketplace, Mr. duPont brings experience to the Board in the areas of intellectual property and technology evaluation, licensing and development. These areas are vital to MSCI’s continued success, as its business depends on the creation, protection, and successful exploitation of its intellectual property. Mr. duPont is a resource for the Board as it assesses MSCI’s business development and research and development needs in connection with its internal and external growth strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. duPont should be re-elected at the annual meeting to continue to serve as a member of the Board.

Wayne Edmunds (59). Mr. Edmunds retired from Invensys plc (“Invensys”) at Invensys Systems, Inc. in 2014. Mr. Edmunds was the Chief Executive Officer of Invensys from 2011 until 2014, when it was acquired by Schneider Electric. Previously, Mr. Edmunds was Chief Financial Officer of Invensys. Prior to joining Invensys in 2008, Mr. Edmunds was Senior Vice President of Finance at Reuters America, Inc. from 2005 to 2008. Mr. Edmunds served as the Chief Financial Officer of Innovance Networks Inc. (“Innovance”) from 2000 to 2004, where he was responsible for financial planning and operations. Prior to joining Innovance, Mr. Edmunds held other senior management roles in the technology sector, including 17 years at Lucent Technologies, Inc., where he served as Vice President of Finance for the Optical Networking Division and as Vice President of Marketing and Business Development and was responsible for Europe, Middle East and Africa operations. Mr. Edmunds began his career at Amerada Hess Oil as an analyst in Corporate Treasury. Mr. Edmunds holds a Bachelor of Arts in accounting from Rutgers University and an M.B.A. in finance from Pace University.

Director since: 2015

Other Public Company Directorships: Ashtead Group plc (February 2014-present), BBA Aviation plc (August 2013-present) and Invensys plc (June 2009-April 2014).

Mr. Edmunds brings to the Board, among other skills and qualifications, insight into the dynamics of the evolving technology industry, which will assist the Board in its review and analysis of the Company’s product development and investment strategies. As a member of two U.K. public company boards and the former CEO of a U.K. public company, Mr. Edmunds also brings to the Board a wealth of cross-border financial, managerial and governance expertise and knowledge. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Edmunds should be elected at the annual meeting to continue to serve as a member of the Board.

D. Robert Hale (30). Mr. Hale is a Partner of ValueAct Capital, a governance-oriented investment fund with over $18 billion in assets under management. As one of nine investment partners and formerly as a Vice President at ValueAct Capital, Mr. Hale has worked with the management of numerous public companies in connection with a broad range of matters including the design and benchmarking of equity compensation plans, the evaluation of mergers and acquisitions, and the improvement of segment disclosure and analysis of trends to better support financial planning and analysis functions. Prior to joining ValueAct Capital in January 2011, Mr. Hale was a Principal with The Parthenon Group (“Parthenon”), working with corporate and private equity clients in industries such as investment management, media, education, and retail in both the Boston and Mumbai offices of Parthenon’s strategic consulting practice. He also worked in an investment analyst role at Parthenon’s long-short public equity vehicle, Strategic Value Capital. Mr. Hale holds a Bachelor of Arts from Dartmouth College.

Director since: 2015

Beginning with his significant involvement in ValueAct Capital’s purchase of over 5% of MSCI’s stock in 2012 and subsequently through his support of the fund’s ongoing equity investment in the Company, Mr. Hale has conducted extensive due diligence, research and analysis of the Company’s financial results, products, customers and competitors, which will contribute to the Board’s knowledge of the industry and add depth to its analytical framework. The Board believes that Mr. Hale’s personal knowledge of the Company’s business, operations and market positioning, as well as his diverse skills and expertise gained as a successful investor, will enable him to provide significant insight and a fresh perspective with respect to the Company’s financial performance, competitive dynamics and corporate strategy. In addition, the Board believes that Mr. Hale’s practical experience with specific aspects of public company financial performance and executive compensation, across a wide range of industries, will be a resource for the Company. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Hale should be elected at the annual meeting to continue to serve as a member of the Board.

Alice W. Handy (66). Ms. Handy is the founder and Chief Executive Officer of Investure, an outsourced investment office for colleges and foundations. Prior to forming Investure in 2003, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from November 1988 to January 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer and Treasurer. Ms. Handy was the chair of the board of the Thomas Jefferson Foundation (Monticello) from 2008 to 2010 and is currently an Emeritus Trustee. She also currently serves on the board of the Bessemer Securities Corporation. Ms. Handy holds a Bachelor of Arts in economics from Connecticut College and pursued graduate studies in economics at the University of Virginia.

Director since: 2009

The experience that Ms. Handy has acquired during her long and successful career in investing for and advising endowments across all asset classes and working with a wide variety of asset managers provides the Board with valuable knowledge and insight into critical segments of the Company’s client base. The Company also leverages her experience in the investment process across all asset classes to enhance its product development strategy and continue to expand its focus beyond equities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Handy should be re-elected at the annual meeting to continue to serve as a member of the Board.

Catherine R. Kinney (63). Ms. Kinney retired from NYSE Euronext in March 2009. From 2008 through March 2009, she served as Group Executive Vice President and Head of Global Listings at NYSE Euronext. From 2002 to 2008, Ms. Kinney was the President and Co-Chief Operating Officer of the New York Stock Exchange Inc. (the “NYSE”). She also served in Paris, France from July 2007 until 2009, with responsibility for overseeing the NYSE’s global listing program, marketing and branding. Ms. Kinney held a variety of management positions at NYSE Euronext and its predecessor entities after joining the company in 1974, including regulation from 2002 to 2004, client relationships from 1996 to 2007 and trading floor operations and technology from 1987 to 1996. Ms. Kinney holds a Bachelor of Arts from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Director since: 2009

Other Public Company Directorships: MetLife Inc. (April 2009-present), Netsuite Inc. (March 2009-present) and QTS Realty Trust, Inc. (August 2013-present).

The Board believes that the leadership and management skills that Ms. Kinney acquired during her 35-year career at the NYSE, where she held high level positions such as Group Executive Vice President of NYSE Euronext and President and Co-Chief Operating Officer of the NYSE, contribute to the effectiveness of the Board. Additionally, the corporate governance knowledge that Ms. Kinney acquired during her successful career at the NYSE and which she continues to develop led to her appointment to the Chair of the Company’s Nominating and Corporate Governance Committee, from which position the Board believes she has helped the Company further strengthen its corporate governance initiatives. Ms. Kinney’s service on other public company boards also contributes additional insight to the Board with respect to public company processes. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Kinney should be re-elected at the annual meeting to continue to serve as a member of the Board.

Wendy E. Lane (63). Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane worked in investment banking for 15 years, initially at Goldman, Sachs & Co. from 1977 to 1980 and subsequently as a Principal and Managing Director at Donaldson, Lufkin and Jenrette Securities Corporation from 1981 to 1992. Ms. Lane is currently a director of two public companies, UPM-Kymmene Corporation (Helsinki, Finland) where she serves on the audit committee, and Willis Group Holdings plc (Dublin, Ireland), where she serves as chairman of the compensation committee and sits on the audit and executive committees and where she has served on various special committees. She is also currently a director of the privately held Al-Dabbagh Group Holding Company Limited (Saudi Arabia). Ms. Lane was previously a director of Laboratory Corporation of America from 1996 to 2014, and four other public companies. Ms. Lane holds a Bachelor of Arts from Wellesley College and an M.B.A. from Harvard Business School.

Director since: 2015

Other Public Company Directorships: UPM-Kymmene Corporation (2005-present), Willis Group Holdings plc (2004-present) and Laboratory Corporation of America (1996-2014).

The skills and experience that Ms. Lane has acquired throughout more than two decades of continuous service on public company boards and board committees, including among others, 18 years of service on the board of Laboratory Corporation of America, having served as chairman of both the audit committee and the compensation committee and as a member of both the nominating and governance committee and the ethics and quality control committee, will aid the Board in enhancing compensation and governance practices and initiatives. Leveraging Ms. Lane’s knowledge of finance, capital markets and corporate business combinations acquired during three decades in investment banking and investment management, the Board believes she has the financial acumen and expertise to add significant value on corporate strategy and finance matters. In addition, she contributes valuable international experience and perspectives. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Lane should be elected at the annual meeting to continue to serve as a member of the Board.

Linda H. Riefler (54). Ms. Riefler retired from Morgan Stanley in February 2013. Ms. Riefler served as the Chairman of Global Research at Morgan Stanley from June 2011 to February 2013 and prior to that had served as the Global Head of Research since 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on both the Management Committee and Operating Committee of Morgan Stanley. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was elected a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2005

Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in influencing the Company’s strategic direction, the Board believes that her in-depth knowledge of the Company and its businesses gives her unique insight into the Company’s long-term growth opportunities and strategies. The knowledge that Ms. Riefler acquired as the Chief Talent Officer of Morgan Stanley enables her to help the Company realize the full potential of its employees and implement its internal growth strategies. Also, the experience Ms. Riefler acquired as Global Head of Research at Morgan Stanley in valuing companies continues to serve an important role with respect to supporting the Board and the Company in the assessment of external growth strategies. Ms. Riefler’s experience with debt and equity capital markets and investor needs also enables her to provide perspective with respect to debt and equity financings, as well as capital allocation strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Riefler should be re-elected at the annual meeting to continue to serve as a member of the Board.

George W. Siguler (67). Mr. Siguler co-founded Siguler Guff & Company (“Siguler Guff”), a private equity investment organization headquartered in New York with over $10.5 billion of assets under management. Prior to co-founding Siguler Guff, Mr. Siguler was a Managing Director and head of PaineWebber’s Private Equity Group from 1991 to 1995. From 1983 to 1984, Mr. Siguler served in the Reagan Administration as the Chief of Staff of the U.S. Department of Health and Human Services. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University. Mr. Siguler is currently an Overseer of the Hoover Institution at Stanford University, a member of the Rand Corporation’s Center for Asia Pacific Policy and its Russian Business Leaders Forum. He is also a trustee of the Emerging Market Private Equity Association and a member of the Pacific Pension Institute and the Russell 20-20 Group. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

Director since: 2009

In light of the Company’s objective to continue to grow its business and presence in emerging markets, the insight into investment related opportunities in emerging markets that Mr. Siguler brings to the Board from his private equity investment experience in such markets makes him an invaluable resource to the Company. In addition to his distinguished record of success in the investment management industry, he has developed expertise in several valued areas including finance, strategic development and operations. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Siguler should be re-elected at the annual meeting to continue to serve as a member of the Board.

Patrick Tierney (69). Mr. Tierney retired from Reed-Elsevier in February 2008, where he had served on the board of directors and management committee since January 2003 and served as the CEO of its Harcourt Education Division from January 2003 to February 2007. Prior to that, Mr. Tierney served as the CEO of Thomson Financial from June 2000 to December 2002 and as CEO of the Scientific, Technical, Healthcare, Business Information, Database and select Education business of The Thomson Corporation from June 1997 to June 2000. Mr. Tierney holds a Bachelor of Science in business and an M.B.A. from the University of Colorado.

Director since: 2010

As the former CEO of Reed-Elsevier’s Harcourt Education Division and Thomson Financial, Mr. Tierney acquired knowledge and leadership skills in the publishing and electronic business information industry that the Company believes provide industry-relevant support and counsel to help guide the strategic direction of the Company. Additionally, the financial expertise that Mr. Tierney developed during his long and successful career in various management positions is useful to the Board in its role as an effective and independent governing body. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Tierney should be re-elected at the annual meeting to continue to serve as a member of the Board.

Rodolphe M. Vallee (54). Mr. Vallee is currently the Chairman and CEO and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007, before returning to R. L. Vallee, Inc. Mr. Vallee holds a Bachelor of Arts in biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

Mr. Vallee’s experience with managing both internal and acquisition-related growth has proven to be integral to the Board successfully realizing its strategic direction. Through this experience, he has developed expertise in several valued areas, including strategic development, business development and finance. Mr. Vallee has also served as the Lead Director of our Board since January 2010 and was recently appointed to serve in this position for an additional year. In this position, he has proven to be a strong and independent leader with strategic vision, which complements his knowledge of MSCI, its financial position and its operations. See “Corporate Governance—Board Leadership Structure” below. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Vallee should be re-elected at the annual meeting to continue to serve as a member of the Board.

Agreement with Shareholder. As previously disclosed, the Company entered into a Cooperation Agreement, dated January 29, 2015 (the “Cooperation Agreement”), with ValueAct Capital Master Fund L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings GP, LLC and D. Robert Hale (collectively, the “ValueAct Group”). Pursuant to the terms of the Cooperation Agreement, the Company agreed (i) to appoint Mr. Edmunds, Mr. Hale and Ms. Lane to the Board to serve until the 2015 annual meeting, (ii) to nominate each of Mr. Edmunds, Mr. Hale and Ms. Lane for election at the 2015 annual meeting and (iii) so long as Mr. Hale (or a replacement nominee designated by the ValueAct Group) is on the Board on the date of the Company’s nomination of directors for election at the Company’s 2016 annual meeting, to nominate Mr. Hale (or a replacement nominee designated by the ValueAct Group) for election at the 2016 annual meeting. In addition, the ValueAct Group agreed (subject to certain exceptions) to certain restrictions on transactions involving the Company or its securities, including a restriction prohibiting the ValueAct Group from acquiring any beneficial ownership interest of 14.9% or more of the Company’s outstanding common stock. The Cooperation Agreement will remain in effect until the earlier of (i) the day following the date of the 2016 annual meeting and (ii) the date that is 30 days following the date of a material breach by the Company of certain of its obligations under the Cooperation Agreement.

Our Board unanimously recommends a vote “FOR” the election of all twelve (12) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Corporate Governance

Corporate Governance Documents. MSCI has a corporate governance webpage that can be found under the “Corporate Governance” link on our website’s Investor Relations homepage (http://ir.msci.com).

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board committee charters are available electronically, without charge, on or through our website. To access these documents, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). These documents are also available, without charge, to any shareholder who requests them by writing to us at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via e-mail at investor.relations@msci.com.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct for our chief executive officer (sometimes referred to as the “CEO”), chief financial officer (sometimes referred to as the “CFO”), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Board Leadership Structure. Henry A. Fernandez has served as the Chairman of our Board since our IPO in November 2007 and CEO since 1998. Rodolphe M. Vallee has been our Lead Director since 2010 and was re-elected to this position in February 2015. The Board has determined that this leadership structure is appropriate since the combination of Mr. Fernandez’s unparalleled historical knowledge and depth of understanding of the Company and its businesses with Mr. Vallee’s strong and independent leadership style have provided decisive and effective leadership that has enabled the Company to execute on its growth strategies. Mr. Vallee has also been integral to the Company’s shareholder engagement efforts.

Our Corporate Governance Policies provide that an independent Lead Director will be appointed annually with responsibilities including, among others, approving the information sent to the Board, approving Board meeting agendas, presiding at all meetings of the Board at which the Chairman is not present, calling and leading independent director and non-employee director sessions, facilitating communication between the Chairman and the non-employee and independent directors, and being available, if requested by major shareholders, for consultation and direct communication. It is generally expected that the Lead Director will serve for more than one year to provide consistency and continuity.

The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary depending on the circumstances. A number of factors support the leadership structure chosen by the Board, including, among others, a Board that consists of a substantial majority of independent directors who are highly qualified and experienced and exercise a strong, independent oversight function, the appointment of a strong and independent Lead Director and regular executive sessions of the independent directors. Also, our Bylaws and Corporate Governance Policies contemplate a structure where the CEO would not serve contemporaneously as the Chairman of the Board should the separation of such roles be deemed appropriate and in the best interests of MSCI and its shareholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk Oversight by the Board. The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has the primary responsibility for reviewing the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor, control and mitigate such exposures. It is the responsibility of senior management to determine the appropriate level of the Company’s exposure to risk. Each quarter, the Audit Committee reviews with management the Company’s quarterly risk report, which covers market-related risk and other areas of potential risk that have been identified based on the volatility or dynamic nature of a specific area of risk, or have otherwise been identified by management or the Audit Committee as a material risk.

•	The Company’s Head of Internal Audit reports independently to the Audit Committee.

•	The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•	The Board is kept informed of its committees’ risk oversight and other activities via reports of the committee chairs to the full Board. These reports are presented at every regular Board meeting.

•

The Board considers specific risk topics, including risks associated with our capital structure, growth plans and client relationships. The Board also receives a copy of the Company’s quarterly risk report that is discussed with the Audit Committee.

•	Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business.

Director Independence. Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. Ashe, duPont, Edmunds, Hale, Siguler, Tierney and Vallee and Mmes. Handy, Kinney, Lane and Riefler is independent in accordance with the requirements of our Corporate Governance Policies, which follow the NYSE rules and established guidelines. In making such determinations, there were no material transactions, relationships or arrangements not disclosed herein under “Other Matters—Certain Transactions” to be considered by the Board in determining whether the director was independent. Therefore, eleven (11) of twelve (12) of our current directors are independent. Mr. Fernandez is not independent because of his status as CEO and President of MSCI.

All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards of the NYSE and the SEC required for audit committee and compensation committee members, respectively.

Board and Committee Meetings. Our Board met thirteen (13) times, held non-employee director executive sessions following eight (8) of those meetings and took action by unanimous written consent on one (1) occasion during fiscal 2014. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s separately designated standing committees and their current compositions are set forth below.

Name of Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert G. Ashe	✓
Benjamin F. duPont		Chair
Alice W. Handy			✓
Catherine R. Kinney		✓	Chair
George W. Siguler	✓
Patrick Tierney	✓		✓
Rodolphe M. Vallee	Chair	✓
Number of Fiscal 2014 Meetings	6	8	8

Effective March 18, 2015, the Board’s separately designated standing committees and their compositions shall be as follows:

Name of Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert G. Ashe	✓
Benjamin F. duPont		Chair
Wayne Edmunds	✓
D. Robert Hale	✓
Alice W. Handy			✓
Catherine R. Kinney			Chair
Wendy E. Lane		✓
George W. Siguler			✓
Patrick Tierney		✓
Rodolphe M. Vallee	Chair

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. To access these charters, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Audit Committee

MSCI’s separately designated standing Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees the integrity of MSCI’s financial statements and compliance with certain legal and regulatory requirements. In accordance with its charter, the Audit Committee shall, among other things:

•	be directly responsible for the appointment, compensation, retention and oversight of the independent auditor, with such independent auditor reporting directly to the Audit Committee;

•	pre-approve audit and permitted non-audit services;

•	review and approve the scope and staffing of the independent auditor’s annual audit plans;

•

evaluate the independent auditor’s qualifications, performance and independence, including obtaining and reviewing a report of the independent auditor describing the items set forth in its charter and as required by NYSE rules;

•	evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan;

•

meet to review and discuss with management and the independent auditor, the annual audited financial statements and quarterly financial statements, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to each filing of the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q;

•	review the Company’s policies generally with respect to the Company’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	review with the independent auditor any audit problems or difficulties and management’s response;

•	review, in conjunction with the CEO and CFO, the Company’s disclosure controls and procedures and internal control over financial reporting;

•

review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and steps that have been taken to monitor and control such exposures;

•	prepare the Audit Committee Report that SEC rules require to be included in the Company’s annual proxy statement, which is included on page 54 of this Proxy Statement;

•

establish procedures for (i) the receipt, retention and treatment of complaints regarding questionable accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and review any submissions received pursuant to such procedures;

•

report periodically to the Board, periodically review and assess the adequacy of its charter and recommend any proposed changes to the Board, and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•	establish policies for the hiring of current or former employees of the independent auditor; and

•

discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any external or employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

The Audit Committee’s charter also provides that:

•

the Audit Committee may delegate its authority to a subcommittee or to the Chair of the Audit Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	the Audit Committee will be comprised of at least three members and each member must meet the independence and experience requirements of the NYSE and the SEC; and

•

all Audit Committee members must be financially literate under the NYSE rules and the Audit Committee must have at least one (i) member with accounting or related financial management expertise as defined by NYSE rules and (ii) “audit committee financial expert” as defined by SEC rules.

The Board has determined that each of the current Audit Committee members, as well as the directors joining the Audit Committee, effective March 18, 2015, comprising (collectively) Messrs. Ashe, Edmunds, Hale, Siguler, Tierney and Vallee, are independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members, respectively, and satisfy the NYSE financial literacy requirements and have accounting or other related financial management expertise. In addition, our Board has designated Messrs. Edmunds and Vallee as “audit committee financial experts” as defined under SEC rules.

Compensation Committee

In accordance with its charter, the Compensation Committee shall, among other things:

•

review the Company’s compensation strategy and review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval;

•

review and approve the compensation of our CEO and each of the Company’s other executive officers, including base salary, annual and long-term incentive compensation; employment, severance and change in control agreements; and any other compensation, ongoing perquisites or special benefit items;

•

determine any long-term incentive component of each executive officer’s compensation based on awards given to such executive officer in past years, the Company’s performance, shareholder return and the value of similar incentive awards at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including, among other things, the cost to the Company of such compensation, market trends and share dilution);

•	identify, review and approve corporate goals and objectives, and set executive officer compensation and evaluate each executive officer’s performance, each in light of such goals and objectives;

•	review director compensation every two years and recommend changes to the Board, when appropriate;

•

oversee plans for management development and periodically review, in consultation with the CEO, the Company’s management succession planning, including policies for CEO selection and succession in the event of the incapacity, retirement or removal of the CEO, and evaluations of, and development plans for, any potential successors to the CEO;

•

review and discuss with management the “Compensation Discussion and Analysis” section of the Company’s annual proxy statement, prepare the Compensation Committee Report required by SEC rules and recommend to the Board the inclusion of each in the Company’s annual proxy statement, which are included on pages 25 and 43 of this Proxy Statement, respectively;

•

review and assess risks arising from the Company’s compensation policies and practices for the Company’s employees and whether any such risks are reasonably likely to have a material adverse effect on the Company;

•

consider the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor for which it has the sole authority to retain and terminate, annually evaluate the performance of such advisors and approve all such related fees and other terms; and

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation.

The Compensation Committee’s charter also provides that:

•

the Compensation Committee may delegate its authority to a subcommittee or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•

the Compensation Committee may delegate its authority relating to employees other than executive officers and directors, to the extent it deems doing so to be appropriate and consistent with law and customary practice, and may otherwise fully delegate authority relating to matters it deems to be ministerial;

•	the Compensation Committee will consist of at least three members and each member must meet the independence requirements of the NYSE, qualify as a “non-employee director” for purposes of

Rule 16b-3 under the Exchange Act and satisfy the requirements of an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”); and

•	Compensation Committee members will be appointed by the Board and may be removed by the Board at any time and the Board shall designate the Chair of the Compensation Committee.

The Board has determined that each of the current Compensation Committee members, as well as the directors joining the Compensation Committee, effective March 18, 2015, comprising (collectively) Messrs. duPont, Tierney and Vallee and Mmes. Kinney and Lane, are independent within the meaning of the NYSE standards of director independence, qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside directors” pursuant to Section 162(m) of the IRC.

Nominating and Corporate Governance Committee

In accordance with its charter, the Nominating and Corporate Governance Committee shall, among other things:

•	oversee searches for and identify candidates for election to the Board;

•	recommend criteria and individuals for appointment to the Board and its committees;

•	assess performance of directors;

•	periodically review the composition of the Board and its committees and consider rotation of committee members and committee chairs;

•	at least annually, lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively;

•	make recommendations to the Board as to determinations of director independence;

•	at least annually, review and assess the adequacy of our Corporate Governance Policies and Code of Ethics and Business Conduct and oversee compliance therewith;

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•

delegate its authority to a subcommittee or to the Chair of the Nominating and Corporate Governance Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	review all related party transactions and determine whether such transactions are appropriate for the Company to undertake; and

•

retain and terminate any search firm assisting the Nominating and Corporate Governance Committee in identifying director candidates, and maintain sole authority to approve all such search firms’ fees and other retention terms.

The Nominating and Corporate Governance Committee’s charter also provides that:

•	the Nominating and Corporate Governance Committee will consist of at least three members and each member must meet the independence requirements of the NYSE;

•	independent members of the Board will recommend nominees for appointment by the Board to the Nominating and Corporate Governance Committee and such members may be removed by the Board at any time; and

•	the Nominating and Corporate Governance Committee will recommend the Chair of the Nominating and Corporate Governance Committee to the Board for designation.

The Board has determined that each of the current Nominating and Corporate Governance Committee members, as well as the directors joining the Nominating and Corporate Governance Committee, effective March 18, 2015, comprising (collectively) Mmes. Handy and Kinney and Messrs. Siguler and Tierney, are independent within the meaning of the NYSE standards for director independence.

Director Qualifications. The Nominating and Corporate Governance Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable law or NYSE rules for audit committee membership purposes, and heightened independence standards that may be required under law for compensation committee membership purposes). If the Nominating and Corporate Governance Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment as a member of the Board and any committees.

Consistent with our Corporate Governance Policies, when appointing directors, the Board takes into account the diversity of a candidate’s perspectives, background, and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Nominating and Corporate Governance Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas as it is comprised of women and men of differing backgrounds, educations, businesses and other experiences, skills, ages, national origins and viewpoints. See “Item 1—Election of Directors.”

Pursuant to the authority granted in its charter, the Nominating and Corporate Governance Committee from time to time retains search firms to assist in the process of identifying director candidates.

Director Attendance at Annual Meetings. Our Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. In 2014, all of our directors attended the annual meeting of shareholders.

Non-Employee Director Meetings. Our Corporate Governance Policies provide that our Lead Director will preside over non-employee director sessions. The Lead Director presided over eight (8) non-employee director sessions during fiscal 2014. Our Corporate Governance Policies further provide that if any non-employee directors are not independent, then the independent directors will meet at least once a year in an independent director session and the Lead Director will preside over such independent director sessions. During fiscal 2014, all non-employee directors were independent.

Communications with Directors. Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Board at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit Committee of MSCI Inc., in care of Mr. Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available on our website. To access this document, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Compensation Governance. The Compensation Committee consists of three (3) members, and is comprised solely of independent directors meeting the independence requirements of the NYSE and being defined as “non-employee” directors under Rule 16b-3 under the Exchange Act. Each member of the Compensation Committee is also an “outside director” pursuant to Section 162(m) of the IRC.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other named executive officers presented in the “Summary Compensation” Table on page 43 of this Proxy Statement. Information on the Compensation Committee’s processes, procedures and analysis of executive officer compensation for fiscal 2014 is provided in the “Compensation Discussion and Analysis” section included herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•

Reviewing the Company’s compensation strategy and reviewing and approving the Company’s compensation and benefits policies generally to ensure they promote the recruitment, development, promotion, retention and compensation of a workforce capable of meeting the Company’s strategic objectives;

•	Identifying corporate goals and objectives relevant to executive officer compensation;

•

Evaluating each executive officer’s performance in light of the Company’s goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including, among other things, the cost to the Company of such compensation, market trends and share dilution);

•	Reviewing every two years and making recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation;

•	Reviewing and approving the Company’s compensation peer group as reported in the “Compensation Discussion and Analysis” section in the annual proxy statement, to the extent applicable;

•	Considering the independence, prior to selection, of compensation consultants, legal counsel or other advisors; and

•	Overseeing plans for talent management and management development.

The principal compensation plans and arrangements applicable to our executive officers are described in the “Compensation Discussion and Analysis” section and the executive compensation tables included herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company and as consistent with applicable law and NYSE requirements.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section included herein, during fiscal 2014, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own external compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during fiscal 2014 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during fiscal 2014. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest. In developing its views on compensation matters and determining the compensation awarded to our CEO and other executive officers, the Human Resources Department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from Davis Polk & Wardwell LLP (“Davis Polk”) on compensation award documentation and other compensation-related practices, which in 2014 was communicated to the Compensation Committee via management or the Human Resources Department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s conflict of interest policies.

Compensation Committee Interlocks and Insider Participation. None.

Executive Officers of MSCI. The executive officers of MSCI and their ages and titles as of March 13, 2015 are set forth below. Business experience for at least the past five years is provided in accordance with SEC rules.

Henry A. Fernandez (56) has served as Chairman since October 2007 and has served as CEO, President and Director since 1998. In May 2009, MSCI became a fully independent stand-alone public company following Morgan Stanley’s disposition of its remaining controlling equity interest in the Company. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2009. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Robert Qutub (53) has served as Chief Financial Officer since August 2012. Prior to joining MSCI, Mr. Qutub worked for Bank of America from 1994 to 2012 in several senior finance positions, most recently as Chief Financial Officer of Consumer and Business Banking. Prior to joining Bank of America, Mr. Qutub was a Manager in the Financial Services Group for PricewaterhouseCoopers LLP from 1988 to 1994. Since June 2014, Mr. Qutub has been a member of the board of directors and finance and audit committee of the USAA Federal Savings Bank. Mr. Qutub earned a Bachelor of Science in accounting, summa cum laude, from the University of North Carolina—Charlotte. He is also a member of the American Institute of Certified Public Accountants.

Christopher F. Corrado (55) has served as the Chief Information Officer since September 2013. Prior to joining MSCI, Mr. Corrado was a Managing Director and Head of Platform Services at UBS AG where he oversaw technical infrastructure, global production services, application platform services and IT services. From 2003 to 2012 he held Chief Information Officer and Chief Technology Officer positions at Asurion, LLC, a technology insurance company, eBay Inc. and AT&T Wireless Inc. Mr. Corrado earned a Bachelor of Science in management information systems, math and business administration from the State University of New York at Albany.

Scott A. Crum (58) has served as the Chief Human Resources Officer since April 2014. Prior to joining MSCI, Mr. Crum worked for Avon Products, Inc. as Senior Vice President of Human Resources and Chief People Officer from September 2012 to May 2013. From July 2010 to June 2012, Mr. Crum served as Senior Vice President and Chief People Officer of Motorola Mobility Holdings, Inc., one of two publicly traded companies created when Motorola Inc. split in January 2011. Prior to that, he served as the Senior Vice President and Director of Human Resources of ITT Corporation from September 2002 to July 2010. Mr. Crum holds a Bachelor of Business Administration with a concentration in industrial relations from Southern Methodist University.

Richard J. Napolitano (48) has served as Principal Accounting Officer since February 2014 and Global Controller since June 2011. Prior to joining MSCI, Mr. Napolitano worked at Morgan Stanley from 2005 to 2011, J.P. Morgan Chase from 1996 to 2005 and Ernst & Young from 1988 to 1996. At these firms, he held various positions including, among others, business unit chief financial officer and controller, external reporting and accounting policies head and auditor. Mr. Napolitano earned his Bachelor of Science in accounting and an M.B.A. in finance from the Leonard N. Stern School of Business at New York University. Mr. Napolitano is also a member of the American Institute of Certified Public Accountants.

C.D. Baer Pettit (50) has served as Head of the Product Group since February 2015 and Head of Index Products since September 2011. He also served as Head of Client Coverage from 2001 to August 2012 and Head of Marketing from 2005 to August 2012. Prior to joining MSCI, Mr. Pettit worked for Bloomberg L.P. from 1992 to 1999, most recently as Deputy Head of European Sales. Mr. Pettit holds a Masters of Arts in history from Cambridge University and graduated from the Georgetown University School of Foreign Service.

Laurent Seyer (50) has served as Head of Client Coverage since December 2014. Prior to joining MSCI, Mr. Seyer worked for AXA Investment Managers LLC in Paris, most recently as Global Head of the Client Group. Prior to that, he spent 24 years at Societe Generale in a number of leadership positions, including as CEO of Lyxor Asset Management from 2006 to 2012, and held senior roles in equity derivatives and structured product sales, mergers and acquisitions, corporate finance, and corporate development and business strategy. Mr. Seyer graduated from Institut d’Etudes Politiques, where he studied law and economics.

Peter Zangari (47) has served as the Head of Analytics Products since February 2015, which includes the formerly separately-managed Risk Management Analytics Product Line and Portfolio Management Analytics Product Line of which Mr. Zangari served as Head since August 2011. Prior to joining MSCI, Mr. Zangari held progressively senior-level positions at Goldman Sachs since 1998, most recently as the Head of Risk and a member of the leadership team for the Quantitative Investment Strategies (“QIS”) business of Goldman Sachs Asset Management (“GSAM”). Prior to joining QIS, Mr. Zangari was responsible for building and managing GSAM’s proprietary equity risk and attribution platform. Mr. Zangari earned a Bachelor of Arts in economics, summa cum laude, from Fordham University and holds a Ph.D. in economics, with a specialization in applied econometrics and computational statistics, from Rutgers University.

Beneficial Ownership of Common Stock

Stock Ownership of Executive Officers and Directors. We require our executive officers and directors to own our common stock; owning our common stock aligns their interests with the interests of our shareholders. See “Compensation Discussion and Analysis—Stock Ownership Guidelines” and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” below for additional information regarding our ownership guidelines for our executive officers and directors, respectively. Executive officers and directors are prohibited from pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

The following table sets forth the beneficial ownership of our common stock by each of our named executive officers and directors, and by all of our directors and executive officers as of March 4, 2015, as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Percentage of share ownership amounts are based on 112,401,845 shares of our common stock outstanding as of March 4, 2015.

	Shares of Common Stock Beneficially Owned
	Shares(1)		Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	1,312,974	(5)	728,121	2,041,095	1.8%
Robert Qutub	22,423		—	22,423	—
C.D. Baer Pettit	133,657		80,431	214,088	—
Christopher F. Corrado	1,438		20,856	22,294	—
Roveen Bhansali(6)	31,219		10,892	42,111	—

DIRECTORS
Robert G. Ashe	3,645		3,356	7,001	—
Benjamin F. duPont	19,441		3,356	22,797	—
Alice W. Handy	6,912		—	6,912	—
Catherine R. Kinney	5,641		—	5,641	—
Linda H. Riefler	7,833		3,356	11,189	—
George W. Siguler	19,658		3,356	23,014	—
Patrick Tierney	9,317		3,356	12,673	—
Rodolphe M. Vallee	27,162		3,955	31,117	—
ALL EXECUTIVE OFFICERS AND DIRECTORS AS OF MARCH 4, 2015 AS A GROUP (16 PERSONS)	1,600,037		850,143	2,450,180	2.2%

(1)

Excludes shares of our common stock that may be acquired through vesting of restricted stock units (“RSUs”), including performance based RSUs, or the exercise of stock options. Excludes 12,326 and 7,361 shares for Mmes. Handy and Kinney, respectively, for which such directors have elected to defer receipt of their respective shares until the 60th day after such director’s “separation from service” as a director.

(2)

Includes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (May 3, 2015). Excludes 3,356 RSUs for each of Mmes. Handy and Kinney for which such directors have elected to defer receipt of their respective shares issuable upon vesting until the 60th day after such director’s “separation from service” as a director. See the “Outstanding Equity Awards at Fiscal Year-End” Table included herein for additional information regarding RSUs and stock options held by each named executive officer as of December 31, 2014.

(3)

Except as indicated in the footnotes to this table, we believe that each executive officer and director, as of March 4, 2015, had sole voting and investment power with respect to his or her shares. Beneficial Ownership Totals may differ from those set forth in Form 4s filed with the SEC.

(4)

All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for each executive officer and director as of March 4, 2015 and collectively as a group (excluding Mr. Bhansali) are based on the number of our shares outstanding as of March 4, 2015, which excludes shares of common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 3, 2015).
(5)

Includes 122,651 shares of our common stock held by a Grantor Retained Annuity Trust in which Mr. Fernandez is the trustee and sole annuitant; 226,723 shares of our common stock held by the Fernandez 2007 Children’s Trust in which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries; and 12,255 shares of common stock held by his children under the Uniform Transfer to Minors Act.

(6)	Includes information as of February 6, 2015.

Principal Shareholders. The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 112,401,845 shares of our common stock outstanding as of March 4, 2015.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares		Percentage of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	7,023,476	(2)	6.2%

Generation Investment Management LLP 20 Air Street, 7th Floor London W1B 5AN United Kingdom	8,642,922	(3)	7.7%

Independent Franchise Partners, LLP Level 1, 10 Portman Square London W1H 6AZ United Kingdom	9,898,759	(4)	8.8%

Morgan Stanley, Morgan Stanley Investment Management Inc. 1585 Broadway New York, NY 10036	9,697,109	(5)	8.6%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,080,668	(6)	8.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,488,952	(7)	5.8%

ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., and ValueAct Holdings GP, LLC	9,308,960	(8)	8.3%
435 Pacific Avenue, Fourth Floor San Francisco, CA 94133

(1)

Because percentage of class ownership is based on the total number of shares outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13D, 13D/A, 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC by the relevant principal shareholder.

(2)	Based on information in a Schedule 13G/A (Amendment No. 2) filed with the SEC on January 30, 2015. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 6,659,874 shares of our common stock and sole dispositive power as to 7,023,476 shares. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13(d)-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on are provided on Exhibit A thereto.
(3)

Based on information in a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 17, 2015. The Schedule 13G/A discloses that Generation Investment Management LLP had sole voting power as to 5,894,912 shares of our common stock, shared voting power as to 252,095 shares of our common stock and sole dispositive power as to 8,642,922 shares of our common stock.

(4)

Based on information in a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 17, 2015. The Schedule 13G/A reported that Independent Franchise Partners, LLP had sole voting power as to 7,068,706 shares of our common stock, shared voting power as to 142,222 shares of our common stock and sole dispositive power as to 9,898,759 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13(d)-1(b)(1)(ii)(E).

(5)

Based on information in a Schedule 13G/A filed with the SEC on February 12, 2015. The Schedule 13G/A discloses that the securities reported are held by Morgan Stanley, as a parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G), are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc. (“MSIM”), a wholly-owned subsidiary of Morgan Stanley and investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). The Schedule 13G/A reported that: (i) Morgan Stanley had sole voting power as to 9,420,886 shares of our common stock and sole dispositive power as to 9,697,109 shares of our common stock and (ii) MSIM had sole voting power as to 9,420,886 shares of our common stock and sole dispositive power as to 9,697,109 shares of our common stock.

(6)

Based on information in a Schedule 13G/A (Amendment No. 7) filed with the SEC on February 17, 2015. The Schedule 13G/A discloses that T. Rowe Price Associates, Inc. (“Price Associates”) had sole dispositive power for 9,080,668 shares of our common stock and sole voting power for 2,290,284 shares of our common stock. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)

Based on information in a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 9, 2015. The Schedule 13G/A reported that The Vanguard Group had sole voting power as to 74,806 shares of our common stock, sole dispositive power as to 6,422,646 shares of our common stock and shared dispositive power as to 66,306 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13(d)-1(b)(1)(ii)(E).

(8)

Based on information in a Schedule 13D/A (Amendment No. 4) filed with the SEC on February 2, 2015. The Schedule 13D/A discloses that ValueAct Capital Master Fund, L.P. is the beneficial owner of 9,308,960 shares of our common stock, which shares may also be deemed to be beneficially owned by VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section summarizes our general philosophy with regard to the compensation of our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our three next most highly paid executive officers (collectively referred to as “named executive officers” or “NEOs”) during fiscal 2014. It provides a context for the executive compensation disclosures presented below in both narrative and tabular form. Under its charter, the Compensation Committee of the Board (referred to as the “Committee” in this Executive Compensation section) reviews the Company’s compensation strategy and reviews and approves executive officer compensation as well as the Company’s compensation and benefits policies generally. The Committee approved the compensation structure and amounts for each of our named executive officers for fiscal 2014.

The named executive officers for fiscal 2014 are:

•	Henry A. Fernandez, CEO and President;

•	Robert Qutub, CFO;

•	C.D. Baer Pettit, Head of the Product Group and Head of Index Products;

•	Christopher F. Corrado, Chief Information Officer; and

•	Roveen Bhansali, former Head of the Risk Management Analytics Product Line.

Effective February 2015, the Risk Management Analytics Product Line was merged with the Portfolio Management Analytics Product Line. The combined product lines are now referred to as Analytics Products and are led by Mr. Peter Zangari. Combining these product lines enables us to build on our existing scale and core capabilities to further streamline and integrate our operations, which we believe will make us more responsive to our clients’ needs. These organizational changes coincide with the planned departure of Mr. Bhansali in May 2015, until which time he will assist the Company with the transition of his responsibilities.

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management and create a balanced focus on short-term and long-term performance and value creation. MSCI’s overriding objective is to create value for our shareholders. For us to accomplish this objective, we need to drive growth through increased product penetration and innovation while maximizing operational efficiency. In the dynamic environment in which we operate, it is imperative that we maintain a responsible executive compensation program that encourages and rewards our leaders for achieving these results.

Our executive compensation program is based on the concept of “Total Reward.” The compensation program includes a fixed component (base salary) and variable components (cash bonus and equity bonus). Under Total Reward, one pay level decision is made at the end of the year based on, among other things, company and individual performance, and then the variable component is formulaically split between the cash bonus and the equity bonus. Set forth below, we have highlighted some of the key aspects of our financial performance in fiscal 2014 and the compensation actions taken with respect to fiscal 2014 which demonstrate the link between compensation and performance.

2014 Business Highlights

During fiscal 2014, we executed initiatives that we believe have positioned the Company to achieve increased medium and long-term growth and profitability, while returning value to shareholders. These initiatives, as well as solid financial performance metrics for fiscal 2014, are outlined below.

•

Implemented an enhanced capital return plan that is expected to return approximately $1 billion to MSCI shareholders by the end of 2016 through share repurchases and the payment of quarterly cash dividends amounting to an expected $0.72 per share of common stock on an annual basis.

•

Pursuant to the enhanced capital return plan, entered into a $300 million accelerated share repurchase agreement and declared our first quarterly cash dividend payment of $0.18 per share of common stock, which was paid in October 2014.

•	Executed our strategy to focus on the Company’s core businesses by completing the sale of Institutional Shareholder Services Inc. (“ISS”), which resulted in a net gain of $78.7 million.

•

Refinanced approximately $800 million of variable rate, senior secured, long-term debt through MSCI’s inaugural bond offering of fixed rate senior unsecured high yield notes, which allowed the Company to take advantage of the low interest rate environment, thereby decreasing its exposure to interest rate changes and effectively increasing its financial flexibility.

•

Grew operating revenues by 9.1%, from $913.4 million in fiscal 2013 to $996.7 million in fiscal 2014, total Run Rate by 7.7%, from $934.9 as of December 31, 2013 to $1,006.7 million as of December 31, 2014 and total subscription Run Rate by 7.2%, from $776.6 million as of December 31, 2013 to $832.2 million as of December 31, 2014.

•

Made significant investments in our sales, client service and technology resources, pursuant to an enhanced investment program, in order to develop new and enhanced product offerings, drive sales, strengthen our relationship with clients, and enhance our technology platform.

•	Realized early returns on these investments in the form of higher Aggregate Retention Rates (defined in Annex A), which increased from 91.5% in 2013 to 93.0% in 2014.

•

Notwithstanding the significant investments associated with the enhanced investment program, net income from continuing operations in fiscal 2014 was $198.9 million, a decline of 0.5% compared to fiscal 2013 and Adjusted EBITDA[1] increased by 0.9% from $405.1 million in fiscal 2013 to $408.8 million in fiscal 2014.

•	Grew diluted EPS from continuing operations by 3.7% from $1.64 in fiscal 2013 to $1.70 in fiscal 2014.

Key Fiscal 2014 Compensation Decisions

We believe the Company’s executive compensation program provides effective incentives to our named executive officers in leading the Company to achieve strong performance and motivating them to position the Company for future growth and success. With the help of its external compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), the Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for fiscal 2014. To this end, the Committee considered feedback obtained through shareholder meetings, reviewed peer compensation analyses, kept apprised of the changing legal framework affecting pay practices and reviewed the performance of our named executive officers and the Company as a whole. Recognizing the evolution of our Company and taking into account shareholder input and market trends, we implemented several important modifications to the mechanics of our executive compensation program to support the Company’s strategic objectives and further align the NEOs’ long-term interests with those of our shareholders, as described below.

Our key fiscal 2014 compensation decisions included the following:

•

Applied a “guided variable compensation determination” performance-driven process to determine CEO variable compensation. This process includes the establishment of a peer-based variable compensation target that is adjusted from 0% to 125% based on the Committee’s evaluation of the CEO’s performance against two categories of goals: (1) financial goals weighted at 75%; and (2) leadership, strategy and execution goals weighted at 25%.

[1]	Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge. See Annex A for a reconciliation to net income and other information regarding the use of non-GAAP measures.

•	Increased the CEO’s fiscal 2014 Total Reward by 5.2% over fiscal 2013 in recognition of fiscal 2014 financial results and strategic accomplishments.

•

Lengthened the performance period for Performance Stock Units (“PSUs”) granted in respect of fiscal 2014 to three years from the two-year performance period that applied to PSUs granted in fiscal 2013 and prior.

•

Adopted a cliff-vesting schedule at the end of the three-year performance period for PSUs granted in respect of fiscal 2014, as opposed to ratable time-vesting in respect of PSUs granted in fiscal 2013 and prior.

•

Changed the performance metric for PSUs granted in respect of fiscal 2014 to Adjusted Earnings Per Share[2] (“Adjusted EPS”) from Net Income Per Share, which applied to PSUs granted in fiscal 2013 and prior, as we believe Adjusted EPS is a better measure of our operating results delivered to shareholders.

•	Changed the performance threshold for PSUs so that if performance conditions are achieved at 85% or less there would be a zero payout of PSUs granted in respect of fiscal 2014.

•	Discontinued the practice of paying dividend equivalents on unvested PSUs. This change is effective for PSUs granted in respect of fiscal 2014 and future PSU grants.

•

Continued the use of an ROIC (return on invested capital) performance metric as part of the PSU program in respect of fiscal 2014 to align a portion of each NEO’s compensation with the Company’s efficient use of capital. PSU payouts will now be modified based on three-year ROIC performance versus target. PSUs can be adjusted up to a maximum of 192.5% of target. In order to achieve 192.5% of target funding, our actual results must be greater than or equal to 115% of target for Cumulative Revenue and Cumulative Adjusted EPS and greater than or equal to 110% of target for ROIC (175%*110% = 192.5%).

•	Continued the practice of providing for double-trigger vesting upon a change in control for awards granted in respect of 2014 performance.

•

Continued the practice of not including provisions in our NEOs’ award agreements for the payment of gross-ups related to the excise tax that would be imposed on the executives under Section 4999 of the IRC if they received “excess” payments and benefits in connection with a change in control.

•	Continued the practice of not entering into employment agreements with executive officers.

•	Continued to impose stock ownership guidelines and requirements on executive officers and Executive Committee members.

•	Continued to include clawback provisions in equity awards for executive officers.

See page 39 of this Proxy Statement for the Committee’s fiscal 2014 Total Reward decisions.

Executive Compensation Philosophy and Goals

Our compensation philosophy is to design and maintain a compensation program for our named executive officers that promotes achievement of our short-term and long-term strategic goals. The strategic goals of the Company include profitably sustaining, protecting and building our existing businesses; developing innovative and competitive products; pursuing growth opportunities; and strengthening our technology platform. Our executive compensation program is designed to provide a framework to advance these goals and encourage our named executive officers to make a long-term commitment to the Company.

[2]	Earnings per diluted common share as reported on the Company’s consolidated statements of income excluding after-tax amortization expense. In the event the Company reports discontinued operations, “Earnings Per Share” means earnings per share from continuing operations as reported on the Company’s consolidated financial statements excluding after-tax amortization expense.

The primary objectives of our compensation program are to:

•	Promote achievement of the Company’s strategic goals and drive performance;

•

Attract, retain and motivate top-level talent. Our compensation program aims to provide each named executive officer with a total compensation program and pay opportunities that are competitive with market practices. We seek to maintain a competitive posture in attracting and retaining executives, while preserving an appropriate cost structure. Accordingly, we use market data prepared by third parties to annually assess the competitiveness of our compensation levels and, where appropriate, adjust compensation amounts to account for such factors as the executive’s level of experience, responsibilities and expected future contributions;

•

Reward executives for individual and team accomplishments, as well as Company performance. Our compensation program is structured to tie rewards to performance. Accordingly, the program is weighted toward variable compensation, with base salary being the only component of Total Reward that is fixed each year; and

•

Align the long-term interests of our executives with those of our shareholders by promoting actions that will increase total shareholder return over time and promote our sustained success. Accordingly, a significant portion of the total compensation program is equity-based. In order to further align the interests of our senior leaders with the long-term interests of our shareholders, we have adopted stock ownership guidelines for our executive officers and other members of our Executive Committee. See “—Stock Ownership Guidelines” below.

The Committee recognizes that our executives drive our continued business success. Therefore, we have implemented an executive compensation program based largely on pay-for-performance principles that encourages each named executive officer to strive for outstanding individual and collaborative performance and maximize Company performance. In making compensation decisions for fiscal 2014, the Committee did not utilize pre-set formulas to determine precise amounts for named executive officer incentive compensation except as required to achieve tax deductibility of compensation under Section 162(m) of the IRC, as described below.

Consistent with our historical approach, our executive compensation philosophy for fiscal 2014 was implemented through a compensation structure which paid our named executive officers base salaries that represent a relatively small percentage of their potential total compensation, while offering them the opportunity to earn significant incentive compensation in the form of annual cash bonuses and annual equity-based awards. We refer to the cash bonus and equity-based award collectively as variable compensation.

We evaluate our compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy. Our Total Reward approach to compensation of the named executive officers has historically been comprised of three components, base salary, annual cash bonus and annual equity bonus, and we determined that this approach continued to be appropriate for fiscal 2014. We also determined that the relative weighting of cash and equity compensation for the CEO and the other named executive officers remained appropriate.

The compensation decisions made by the Committee for fiscal 2014 were based on its judgment and consideration of the importance of each executive to the Company, historical compensation, individual performance during the year, Company performance and peer compensation data. For fiscal 2014, Company performance and the individual contributions of the named executive officers to that performance were key factors in the Total Reward decisions made by the Committee. For more information on the factors used by the Committee in determining fiscal 2014 named executive officer compensation and the related process, see “—Determination of Executive Compensation—Considerations & Process” and “—Fiscal 2014 NEO Compensation Decisions” below.

Compensation Consultant

The Committee selected and engaged Semler Brossy as its independent compensation consultant to assist it on a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our named executive officer compensation program. During fiscal 2014, Semler Brossy was present at all Committee meetings and provided consultation on executive officer compensation matters.

The Committee recognizes that it is important to receive objective advice from its outside advisor. Therefore, Semler Brossy reports directly to the Committee, and the Committee, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during fiscal 2014. Consistent with SEC and NYSE rules regarding the independence of advisors retained by compensation committees, we reviewed Semler Brossy’s relationship with the Committee and additional independence factors and did not identify any conflicts of interest or other factors that compromise the independence of that relationship.

Determination of Executive Compensation—Considerations & Process

The Company does not have any employment, severance, or similar agreements with its named executive officers, and therefore, our named executive officers are employees “at will.” As a result, the Company is not contractually bound to compensate the named executive officers in a specific manner or amount and has the flexibility to alter or revise its compensation programs as circumstances dictate. The CEO makes recommendations on compensation for named executive officers other than himself and the Committee takes these recommendations into consideration in reaching its compensation decisions. The Committee has sole authority for final compensation decisions relating to the named executive officers.

Generally, there is no dominant factor driving the Committee’s compensation decisions. Instead, the Committee takes into account a range of factors in determining compensation components and setting compensation amounts. Among others, these factors include peer group analyses provided by Semler Brossy (used as a reference without benchmarking to a specified target), named executive officer performance against annual goals, compliance with Section 162(m) of the IRC (as described below) and various financial and operational metrics. The weight attributed to each individual factor may change from time to time, depending on the circumstances of such decisions. We believe this continues to be the best approach for the Company, as it enables the Committee to balance competing interests, address evolving concerns and meet Company objectives.

In fiscal 2014, the Committee applied a framework that identified key financial considerations for each product and functional area and provided comparisons to the Company’s peers. Although this framework did not include pre-set formulaic performance targets, it was used as a compensation monitoring tool that (i) established performance considerations, (ii) facilitated discussions with respect to the Company’s financial performance, the influences on such performance and actions to address any related issues and (iii) provided guidance with respect to quarterly and annual incentive accruals and final incentive compensation spending.

Pursuant to this framework, the Committee reviewed on a quarterly and annual basis actual Company performance achieved with respect to each of the following financial measures: revenue, subscription Run Rate, net income and EPS measures, Adjusted EBITDA, Adjusted EBITDA margin, ROIC, compensation expenses (excluding non-recurring equity grants), and non-compensation expenses (excluding depreciation and amortization). The Committee reviews these measures because it believes that (i) revenue, subscription Run Rate, net income and earnings per share measures are indicators of growth of the business, (ii) Adjusted EBITDA and Adjusted EBITDA margin are relied on by investors for assessing the Company’s financial performance and comparing that performance to its peers, (iii) ROIC and earnings per share measures provide information on the effectiveness of management’s capital allocation strategies and (iv) compensation and non-compensation expenses measure the effectiveness of expense management efforts and investment strategies. While these financial measures were relevant to compensation decisions for fiscal 2014, the Committee plans to review the elements of the framework and identify the appropriate key financial considerations on an annual basis.

In addition to these financial measures, formal individual performance plans that include Company and product line or business function-specific financial and individual goals were established for the CEO and the other NEOs for fiscal 2014. The CEO’s plan was approved by the Committee at the beginning of fiscal 2014. Plans for the other NEOs were developed with the CEO and approved by the Committee in early fiscal 2014. Actual achievements versus the plan goals were reviewed by the Committee at year-end and considered in making fiscal 2014 Total Reward decisions.

Elements of Executive Compensation

As discussed above, our current compensation program is based on the concept of Total Reward, which is consistent with our compensation program in prior years. The compensation program incorporates both fixed and variable components. The fixed component of the program is comprised solely of annual base salary. The variable component is comprised of incentive compensation in the form of an annual cash bonus and annual equity bonus. For fiscal 2014, we continued our prior practice of determining variable compensation levels based on performance during the entire fiscal year as measured at year-end, while at the same time subjecting a significant portion of the ultimate value of such variable compensation to prospective Company performance, through the use of equity awards subject to both time and performance vesting requirements. Please note that the following discussion relates to compensation decisions made with respect to service in fiscal 2014 and that, in accordance with SEC disclosure rules, equity grants described below which were made following the completion of fiscal 2014 are not reflected in the “Summary Compensation” Table (and will instead be reported in the “Summary Compensation” Table included in next year’s Proxy Statement).

For fiscal 2014, cash (actual base salary and actual cash bonus) represented 35% and 55% of the Total Reward for the CEO and the other named executive officers, respectively. The portion of each compensation element as a percentage of fiscal 2014 Total Reward for the CEO and the average of other named executive officers was as follows:

The primary elements of our executive compensation program are described below.

Fixed Compensation

Annual Base Salary. Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our named executive officers a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our named executive officers, the Committee has sought to establish them at rates that are competitive with those provided for similar positions at companies in our peer group. The Committee reviews the base salaries of our named executive officers on an annual basis.

Following completion of the 2014 fiscal year, the Committee reviewed the base salaries paid to each of the named executive officers. Based on the review of peer data provided by Semler Brossy, the Committee deemed the base salaries paid to the current named executive officers, except for Mr. Corrado, to be competitive with those paid for similar positions at companies in our peer group. In consideration of peer market data and in recognition of 2014 performance, the Committee approved a base salary increase of 23.5% for Mr. Corrado, effective as of January 1, 2015, to bring him in line with the other executive officers and to reflect his expanded responsibilities. Base salaries for the other named executive officers remained unchanged for 2015.

2014 Base Salary Rate ($)
Henry A. Fernandez	950,000
Robert Qutub	525,000
C.D. Baer Pettit(1)	552,824
Christopher F. Corrado(2)	425,000
Roveen Bhansali	525,000

(1)

Base salary for Mr. Pettit is paid in GBP. Mr. Pettit’s 2014 base salary rate was £335,548. This rate was established in USD in January 2014 and converted to GBP based on an exchange rate of £1 to $1.647526.

(2)	Effective January 1, 2015, Mr. Corrado’s base salary was increased to $525,000.

Variable Compensation

The variable elements of our compensation program include both an annual cash bonus and an annual equity bonus. In determining actual variable compensation amounts to be paid to the named executive officers for the completed performance period, the Committee takes into account a number of factors, including the importance of each executive to the Company, Company and individual performance, historical compensation and peer group analyses (used as a reference without benchmarking to a specified target). The Committee’s considerations and decisions with respect to each of the named executive officers are further described below. Fiscal 2014 variable compensation payable to each named executive officer was subject to an annual cap established in accordance with a performance plan implemented under Section 162(m) of the IRC, as described below.

There is no minimum or guaranteed amount of annual variable compensation payable to the named executive officers, meaning that the Committee could choose not to pay variable compensation to named executive officers with respect to any fiscal year. If the Committee makes a decision to pay variable compensation, it determines the total amount of variable compensation to be paid to each named executive officer based on the factors described above, subject to the annual cap, and such amount is then allocated between a cash bonus and an equity bonus as described below. Other than the annual cap, no set formula is utilized to determine variable compensation amounts.

For fiscal 2014, the Committee applied a “guided variable compensation determination” process to determine the CEO’s variable compensation for the year. Using this approach, the Committee established a variable compensation baseline amount based on a review of peer group data. This baseline may be adjusted, at the discretion of the Committee, from 0% to 125% based on an evaluation of the CEO’s performance against two categories of goals: (1) financial goals weighted at 75%; and (2) leadership, strategy and execution goals weighted at 25%. The percentage of performance in each area is multiplied by the target incentive for that component and then summed together to determine the total variable compensation award for the applicable fiscal year. Although this approach is intended to provide a general framework for determining the CEO’s variable compensation, the Committee recognizes that the evaluation of CEO performance in determining pay must remain flexible in order to appropriately consider the impact of the many dynamic factors that could affect the Company and the market.

Annual Cash Bonus. For fiscal 2014, cash bonuses represented a significant component of our named executive officers’ total cash compensation. Other than the limitations imposed by the annual cap under our Section 162(m) plan, we did not establish a cash bonus program with pre-set performance goals that were required to be met. The annual cash bonuses approved by the Committee for our named executive officers in respect of services and performance for fiscal 2014 were primarily based on Company and individual performance, and took into account a review of historical compensation paid to each named executive officer and peer group analyses (used as a reference without benchmarking to a specified target). See “—Fiscal 2014 NEO Compensation Decisions” below for the factors taken into consideration.

Annual Equity Bonus. Equity-based awards are intended to align the incentives of our named executive officers with the long-term performance of the Company and to promote long-term retention of key members of our management team. Equity bonuses awarded to each named executive officer represent a fixed percentage of Total Reward. For fiscal 2014, equity represented 65% of the CEO’s Total Reward and 45% of the Total Reward of the other named executive officers. For all NEOs, equity bonuses were delivered in an equal split of 50% PSUs and 50% RSUs. With respect to the grant of equity bonuses in 2015, the Committee modified the RSU vesting schedule for RSUs granted in that year only to help mitigate the impact on the executives’ annual equity award vesting and conversion in light of the Committee’s approval of three year cliff-vesting for PSUs (i.e.,100% vesting at the end of the three year performance period). The RSUs granted as part of the annual equity-based awards in 2015 in respect of fiscal 2014 vest and convert to MSCI shares at a rate of 16.7%, 66.7% and 16.6% on the first, second and third anniversaries of the grant date, respectively.

The number of PSUs granted in 2015 in respect of fiscal 2014 that are earned will be determined in two steps. First, application of a matrix based on a combination of the Company’s three-year cumulative Revenue and three-year cumulative Adjusted Earnings Per Share will establish the initial number of PSUs. Application of the matrix can result in an initial number of PSUs ranging from 0% to 175% of grant amounts, subject to a threshold payout level of 25% for performance of 85.01% of baseline for both metrics. No PSUs will be earned if performance for either performance metric is less than this established threshold. The PSUs also provide that the Committee may adjust the performance metrics, generally based on United States Generally Accepted Accounting Principles consistently applied, to take into account certain events, such as, among other things, the impact of acquisitions or dispositions.

Second, if application of the matrix results in an initial number of PSUs greater than zero, the number of PSUs will be subject to further adjustment based on the Company’s three-year ROIC. The ROIC performance metric will adjust the number of initial PSUs within a range of 90% to 110%. The final number of PSUs following any ROIC adjustment will range from 22.5% (assuming threshold performance) to a maximum of 192.5% of grant amounts.

The variation in potential payout of the PSUs is consistent with the Company’s policy of tying variable compensation to the Company’s financial performance. In formulating the performance baseline for the PSUs, the Committee balanced the consideration of the likelihood of achievement of these performance targets with the expected effectiveness of such targets in incentivizing our named executive officers’ performance. In addition, the Committee considered historical and budgeted revenue, Adjusted Earnings Per Share and ROIC. We believe that performance resulting in payout at target is challenging but reasonably likely to be achieved if the Company’s performance is consistent with our business plan and that achievement of the maximum performance levels would require extraordinary efforts and results. Following completion of the three-year performance period, the Company will disclose the cumulative Revenue, Adjusted Earnings Per Share and three-year ROIC targets that must be met for the named executive officers to earn 100% of the grant amounts. The adjusted PSUs are also subject to service conditions and will time-vest at 100% on the final day of the performance period. The following table sets forth the matrix that will be used to determine the initial number of PSUs following the end of the performance period.

The following table sets forth the ROIC performance metric that will be used to adjust the initial number of PSUs as determined by application of the above matrix.

3-Year ROIC

Baseline -200 bps and below	Baseline -150 bps	Baseline -100 bps	Baseline -50 bps	Baseline	Baseline +50 bps	Baseline +100 bps	Baseline +150 bps	Baseline +200 bps and above
90.0%	92.5%	95.0%	97.5%	100.0%	102.5%	105.0%	107.5%	110.0%

Adjustment Percentage to be Applied to Initial Number of PSUs Earned

Performance Stock Unit Payouts. The two-year performance period for PSUs awarded on January 29, 2013 concluded on December 31, 2014, and resulted in the following levels of achievement:

	Performance Period: 2013-2014
Performance Metric	Target	Achievement	% of Target
Revenue (millions)	$2,090.4	$2,075.5	99.3%
Net Income Per Share	$4.26	$4.26	100.0%

The combined PSU payout percentage for this award was 99.00% based on the above levels of Revenue and Net Income Per Share achievement. The target numbers and the actual numbers of PSUs for the named executive officers with respect to this cycle are set forth below. For each named executive officer, 50% of the final adjusted PSUs became time-vested and were delivered following the completion of the two-year performance period and 50% will remain subject to satisfaction of time-vesting requirements for one year following the completion of the performance period. The PSU payout percentage reflects adjustments for the sale of ISS and the acquisition of

GMI Ratings. ISS actual results were included through the sale date and the annual targets were adjusted to remove the planned financial results of ISS subsequent to the sale date. GMI Ratings’ actual results were included from the acquisition date through December 31, 2014 and the target was adjusted to include the planned financial results of GMI Ratings.

Name	Target No. of PSUs	Actual No. of PSUs
Henry A. Fernandez	53,306	52,772
Robert Qutub	13,888	13,748
C.D. Baer Pettit	12,896	12,766
Christopher F. Corrado(1)	0	0
Roveen Bhansali	4,703	4,655

(1)	Mr. Corrado was hired on September 30, 2013 and, therefore, he did not receive the PSU award granted on January 29, 2013.

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our named executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our named executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “Summary Compensation” Table below.

No Employment Agreements, Perquisites or Other Arrangements

The named executive officers are employed “at will.” Based on the Company’s philosophy that its executive compensation program should be straightforward and directly linked to performance, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements;

•	Perquisites;

•	Cash payments connected to a change in control of the Company;

•	Tax gross-ups; or

•	Supplemental executive retirement benefits.

In the event of a termination of employment or a change in control of the Company, the only benefits required to be provided to the named executive officers are those set forth in the agreements governing outstanding equity awards. Information on post-termination and change in control payments to our named executive officers as of December 31, 2014 is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 47 of this Proxy Statement.

In connection with Mr. Bhansali’s planned departure from the Company, the Company and Mr. Bhansali entered into a Change of Employment Status and Release Agreement executed on March 9, 2015 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Bhansali will remain employed with the Company and continue to receive his base salary until May 1, 2015, after which he will receive severance in the aggregate amount of $1,108,360 paid as a lump sum, subject to his execution and non-revocation of a release and compliance with the restrictive covenants mentioned below. This cash severance amount consists of 52 weeks of base salary and the cash equivalent of eight months of variable compensation. Mr. Bhansali will also receive a special COBRA replacement payment of $20,000, to pay for benefits that will otherwise end on his termination date. The Separation Agreement provides for settlement of outstanding equity awards in accordance with the terms of such awards. The Separation Agreement requires Mr. Bhansali to comply with certain non-compete, non-solicitation, non-disparagement and confidentiality covenants. The Agreement also includes a general release of claims against the Company by Mr. Bhansali.

Peer Groups

To ensure competitiveness of compensation structures and pay levels for our named executive officers, the Committee conducts an annual review of peer company compensation data. Prior to beginning this review, the Committee examines the composition of such peers to make certain that the selected companies continue to be relevant as evaluated according to the following screening criteria:

•	Scale, to reflect similar complexity;

•	Geographic footprint, to reflect business structure and international complexity;

•	Ownership structure, to reflect similarity of responsibilities and availability of data;

•	Competitors for talent;

•	“Opportunity cost” comparators with respect to talent and careers; and

•	Similar business model.

As a result of our 2014 peer group review, the Committee added to the Company’s peer group Gartner, Inc. and SS&C Technologies Holdings, Inc. The Committee also removed Intercontinental Exchange Inc. (“ICE”) following its acquisition of NYSE Euronext, which substantially increased ICE’s revenues and changed its primary business model to exchange operations. Accordingly, the 2014 peer group used to assist in compensation decisions included the following 11 companies:

• Dun & Bradstreet Corp.	• Moody’s Corp.
• Equifax Inc.	• Morningstar, Inc.
• FactSet Research Systems Inc.	• SEI Investments Company
• Fair Isaac Corporation	• SS&C Technologies Holdings, Inc.
• Gartner, Inc.	• Verisk Analytics, Inc.
• IHS Inc.

The compensation analysis prepared using this peer group considered base salary, total cash compensation and total direct compensation, which includes annual cash incentives and equity-based compensation. The analysis served as a reference for pay levels and practices, without benchmarking to a specified target. Based on this analysis, the Committee concluded that, in aggregate, the Total Reward levels in respect of services and performance for fiscal 2014 for our named executive officers are both appropriate and competitive.

Fiscal 2014 NEO Compensation Decisions

In determining the variable component of the fiscal 2014 Total Reward (cash and equity bonuses) for the named executive officers, the Committee took into account the performance of the Company, as highlighted in the “Executive Summary” above, the significance of each NEO’s role, the performance of each individual as described below and peer group analyses (used as a reference without benchmarking to a specified target).

Henry A. Fernandez, Chief Executive Officer and President

The Committee made its compensation decisions for Mr. Fernandez following the CEO pay determination process and using the pay components previously described. During fiscal 2014, the Committee approved a variable compensation target (annual cash bonus plus annual equity bonus) of $5 million based on its review of peer company CEO pay levels in connection with the “guided variable compensation determination” process. With regard to the incentive compensation awarded to Mr. Fernandez for fiscal 2014, which was slightly higher than his variable compensation target, the Committee recognized the following accomplishments against his objectives:

•	Grew operating revenues by 9.1%, from $913.4 million in fiscal 2013 to $996.7 million in fiscal 2014.

•	Achieved increased Run Rate (defined in Annex A) by broadening ETF relationships, launching new factor indexes, enhancing risk management offerings and broadening client relationships.

•	Grew diluted EPS from continuing operations by 3.7% from $1.64 in fiscal 2013 to $1.70 in fiscal 2014.

•	Executed the Company’s strategy to focus on its core businesses by completing the sale of ISS on April 30, 2014 for $367.4 million, resulting in a gain of $78.7 million.

•	Delivered fiscal year 2014 diluted EPS of $2.43, an increase of 32.8% over 2013.

•	Led changes to streamline and integrate the Company’s operations and realize synergies by building on its scale and core capabilities.

•	Improved employee engagement through enhanced communication efforts and expanded employee development opportunities.

•	Strengthened the executive management team with the additions of a new Chief Human Resources Officer and new Global Head of Client Coverage.

•

Continued execution of a balanced capital deployment strategy that included ongoing funding of organic investments, entering into accelerated share repurchase agreements for the repurchase of $400 million of MSCI shares since January 1, 2014, initiating a quarterly dividend and increasing the financial flexibility of the Company by putting in place a new debt structure.

The Committee approved a Total Reward for Mr. Fernandez in the amount of $6,137,500, as disclosed in this Proxy Statement. This Total Reward was based on our compensation philosophy and the Committee’s evaluation of his performance using the guided pay determination approach described above to determine his variable compensation. The Committee also considered the unique contributions Mr. Fernandez makes to the Company and the various other factors described above, including our goal of providing incentives for key talent.

Robert Qutub, Chief Financial Officer

•

Worked with the Board and CEO to develop and execute a capital allocation strategy to return up to $1 billion to shareholders by December 2016, through the initiation of a quarterly dividend and the implementation of an $850 million share repurchase program, pursuant to which the Company entered into a $300 million accelerated share repurchase agreement.

•

Refinanced approximately $800 million of variable rate, senior secured, long-term debt through MSCI’s inaugural bond offering of fixed rate senior unsecured high yield notes, which allowed the Company to take advantage of the low interest rate environment, thereby decreasing its exposure to interest rate changes and effectively increasing its financial flexibility.

•	Met with approximately 254 investors, over 120 of which were MSCI shareholders, to discuss the Company’s capital allocation and growth strategies.

•	Executed the Company’s strategy to focus on its core businesses by completing the sale of ISS on April 30, 2014 for $367.4 million, resulting in a gain of $78.7 million.

•	Introduced internal financial metrics to improve the quality of forecasting, productivity measurement and investment evaluation.

•	Strengthened the financial management team by adding new leaders for Tax, Investor Relations and Financial Planning & Analysis.

C.D. Baer Pettit, Head of the Product Group and Head of Index Products

•

Achieved year-over-year Run Rate (defined in Annex A) growth of 11.2% in index, real estate and ESG products, from $528.8 million in fiscal 2013 to $589.0 million in fiscal 2014, through increased subscription revenues, growth in asset-based fees, and continued integration of IPD.

•	Attained a high index, real estate and ESG product Aggregate Retention Rate (defined in Annex A) of 94.2% for fiscal 2014, up from 93.6% for fiscal 2013.

•

Expanded ETF presence, with the licensing of MSCI indexes to be used as the basis of 95 new ETFs in fiscal 2014, with total assets under management of approximately $5 billion, including ETFs launched by three new providers.

•	Advanced the development and marketing of MSCI’s factor indexes, which were licensed as the basis for ETFs with assets under management that grew by 69% in fiscal 2014, to just over $122 billion.

•	Oversaw efforts to certify alignment with the International Organization of Securities Commissions’s Principles for Financial Benchmarks across equity and real estate indexes.

Christopher F. Corrado, Chief Information Officer

•	Provided stable, scalable and reliable systems as measured by availability.

•	Began implementation of a product delivery “factory” to improve product delivery.

•	Built a security program targeting data and network protection as well as responding to client demands.

•	Re-engineered development practices to improve quality assurance.

•	Improved processes for the effective support of the Custom Index business with greatly improved service levels.

•	Enhanced procedures and tools that resulted in improved data quality and team productivity.

•

Transformed existing real estate benchmark and analytics production processes and organization resulting in a highly standardized, centrally managed and controlled process, based in an emerging market location.

•	Improved model production processes and systems resulting in a 100% increase in productivity as measured by Models-per-Analyst.

•

Re-built management team and functional areas spanning technology delivery, information security, client and application support, IT operations, project management, infrastructure engineering, corporate applications, and finance.

•	Built program to expand data center capacity globally.

•	Began designing and prototyping next generation platform for analytics applications.

Roveen Bhansali, former Head of Risk Management Analytics (RMA)

•	Achieved year-over-year Run Rate growth of 2.8% in RMA, from $302.0 million in fiscal 2013 to $310.3 million in fiscal 2014.

•	Attained a high Retention Rate of 91.4% for fiscal 2014, up from 90.8% for fiscal 2013.

•	Increased penetration within the strategic asset owners and consultants client segment, by adding new clients among top 100 asset owners and top 50 investment consultants.

•

Expanded RMA footprint beyond core market risk via new product innovation and delivery of multi-asset class performance attribution, macro-factor modeling, liquidity risk and alternative asset modeling capabilities.

•	Enhanced RMA product line by expanding hedge fund risk reporting and goals-based wealth management capabilities.

Total Reward

Based on Company performance factors, individual performance factors, the importance of the individual to the Company, historical compensation and the compensation of executive officers in our peer groups (used as a reference without benchmarking to a specified target), the Committee determined the annual variable compensation awarded for fiscal 2014 as shown in the table below.

The values in this table differ from those shown in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation” Table on page 43 of this Proxy Statement due to SEC regulations providing that equity awards are reported based on the year of grant, rather than the service year to which they relate. The equity awards granted in January 2015 (relating to fiscal 2014) performance will be disclosed in the “Summary Compensation” Table in next year’s Proxy Statement. The “Summary Compensation” Table on page 43 of this Proxy Statement includes disclosure for equity awards granted in January 2014 for fiscal 2013 performance.

2014 Total Reward Detail

Name	Salary(1)	Cash Bonus	RSU Value(2)	PSU Value(2)	Total Reward
Henry A. Fernandez	$950,000	$1,198,125	$1,994,688	$1,994,688	$6,137,500
Robert Qutub	$525,000	$685,000	$495,000	$495,000	$2,200,000
C.D. Baer Pettit	$552,824	$739,676	$528,750	$528,750	$2,350,000
Christopher F. Corrado	$425,000	$675,000	$450,000	$450,000	$2,000,000
Roveen Bhansali	$525,000	$245,000	$315,000	$315,000	$1,400,000

(1)

Represents base salary rates paid during fiscal 2014. The salary paid to Mr. Pettit was converted to U.S. dollars using an exchange rate of £1 to $1.647526, the average of fiscal 2014 month-end exchange rates used for internal Total Reward calculations.

(2)

Represents the dollar value of RSU and PSU target awards granted on January 27, 2015 as the equity-based component of their fiscal 2014 annual variable compensation (and in respect of service during fiscal 2014). The number of RSUs and PSUs awarded was determined by dividing the dollar value of the award by $54.55, the closing price of the Company’s common stock as reported by the NYSE on January 26, 2015, rounded down to the nearest whole unit. Based on this approach, 36,566, 9,074, 9,692, 8,249 and 5,774 RSUs were awarded to Messrs. Fernandez, Qutub, Pettit, Corrado and Bhansali, respectively. The RSUs vest at a rate of 16.7%, 66.7% and 16.6% on the first, second and third anniversaries of the grant date, respectively. Also, based on this approach, 36,566, 9,074, 9,692, 8,249 and 5,774 PSUs were awarded to Messrs. Fernandez, Qutub, Pettit, Corrado and Bhansali, respectively. These amounts reflect the grant date target number of PSUs awarded to each NEO and may decrease to 0% of the awarded amount or increase to 192.5% of the awarded amount based on Company performance. The PSUs time-vest 100% on the last day of the three-year performance period. See “—Elements of Executive Compensation—Variable Performance-Based Compensation—Annual Equity Bonus” above for additional information with respect to the vesting of the PSUs. This column does not include the PSUs described under “—Special One-Time PSU Award” below.

To further supplement the SEC-required information provided in the “Summary Compensation” Table, we have included an additional table below, which shows the annual Total Reward amounts as approved by the Committee for fiscal years ended December 31, 2014, 2013 and 2012.

Three-Year Total Reward History

Name	Fiscal Year	Total Reward ($)
Henry A. Fernandez	2014 2013 2012	6,137,500 5,835,900 5,580,000

Robert Qutub	2014 2013 2012	2,200,000 2,150,000 2,100,000

C.D. Baer Pettit	2014 2013 2012	2,350,000 2,040,000 1,950,000

Christopher F. Corrado	2014	2,000,000

Roveen Bhansali	2014	1,400,000

Special One-Time PSU Award

In order to promote retention of key executive officers and further strengthen the link between executive compensation and shareholder value creation, the Committee awarded special one-time PSU awards on January 27, 2015 (the “Special PSU Awards”) to two named executive officers, Messrs. Pettit and Corrado, and one additional key executive officer. The Committee approved the Special PSU Awards to Messrs. Pettit and Corrado with a target number of shares underlying such awards of 36,663 and 27,497, respectively.

The Special PSU Awards will vest in equal tranches of 33.3% on December 31 of each of 2017, 2018 and 2019, subject generally to the executive’s continued employment with the Company and the level of achievement of the applicable ROIC goal. Each tranche of the Special PSU Awards reflects the right to receive between 90% and 110% of the shares underlying such tranche based on the average ROIC goal for the fiscal years as set forth below.

Award Tranche	Fiscal Years	ROIC Goal
First Tranche	2015 – 2017	3-year Average
Second Tranche	2015 – 2018	4-year Average
Third Tranche	2015 – 2019	5-year Average

In the event of a termination of the executive’s employment by the Company without “cause” or due to his death or “disability” (as such terms are defined in the form of Special PSU Award agreement), the Special PSU Award will vest, and the underlying shares will be distributed in accordance with the vesting schedule described above in an amount based on the level of achievement of the applicable ROIC goal through the applicable vesting date. The Special PSU Award will be forfeited if the executive voluntarily resigns his employment for any reason.

Stock Ownership Guidelines

In order to further align the interests of our senior leaders with the long-term interests of shareholders, we have adopted stock ownership guidelines for our executive officers and other members of the Company’s Executive Committee (the Company’s senior leadership group, consisting of 11 members on December 31, 2014). The CEO is expected to hold stock with a value equal to six times his annual base salary. Other executive officers and Executive Committee members who are not executive officers are expected to hold stock with a value equal to three times and two times their annual base salaries, respectively.

All Executive Committee members should meet the applicable ownership guidelines within five years of the Committee’s adoption of the policy or within five years of the date they become members of the Executive Committee, whichever is later. Until the expected ownership levels are achieved, covered Executive Committee members are required to hold stock with a value equal to 50% of the estimated after-tax net proceeds of all vested equity-based awards. For the purpose of calculating satisfaction of these stock ownership guidelines and requirements, shares held directly or indirectly, and the estimated after-tax value of vested stock options (after exercise cost), RSUs and unvested PSUs (at the award minimum) are considered.

As of the date of this Proxy Statement, all executive officers and other members of the Company’s Executive Committee are in compliance with the Company’s Stock Ownership Guidelines.

Clawback Policy

To the extent permitted by law, if the Committee determines that all or part of any cash or equity-based incentive compensation was awarded to an executive officer of the Company based on financial results or operating metrics that were achieved as a result of such officer’s willful misconduct, intentional fraudulent or illegal conduct, or with that officer’s knowledge of such conduct by another person, then the Committee may recover from the officer such compensation as it deems appropriate under the circumstances. This policy applies to all current and former executive officers who received incentive compensation applicable to fiscal year 2012 and thereafter. When the final clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act are released, we will review our policy and modify it if necessary to ensure compliance.

Anti-Hedging and Pledging Policy

We prohibit all employees, including all NEOs, from pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

Tax Considerations

Section 162(m) of the IRC and the supporting regulations generally limit tax deductibility of compensation in excess of $1 million paid to a named executive officer, other than the Chief Financial Officer, during any taxable year. However, this limitation does not apply to qualified performance-based compensation (as defined in Section 162(m)). For all of our named executive officers, annual cash bonus and annual equity bonus at maximum performance achievement is generally determined under the terms of a performance-based plan implemented under Section 162(m) of the IRC and approved by our shareholders. This plan provides that each Section 162(m) participant will be eligible under the plan to earn an annual variable compensation award for each fiscal year up to a maximum amount equal to the following percentages of Adjusted EBITDA (as defined in the plan) for that fiscal year:

•	5% for the CEO,

•	4% for the second highest compensated Section 162(m) participant, and

•	2% for each of the other Section 162(m) participants.

The Committee is comprised of “outside directors” as defined under Section 162(m) of the IRC. In determining the annual variable compensation amounts payable under the plan, the Committee may pay a Section 162(m) participant up to but not in excess of the maximum amounts described above, taking into account factors that they may deem relevant to the assessment of individual or corporate performance for the year. The Committee reviewed and approved the fiscal 2014 annual variable compensation awards. As part of its approval of fiscal 2014 incentive compensation for our named executive officers, the Committee reviewed the maximum amount yielded by the application of the shareholder-approved performance formula described above, and certified that the Company’s financial results for fiscal 2014 satisfied the performance criteria of Section 162(m).

Maintaining tax deductibility is only one consideration in the design of the compensation program for our senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility.

2014 Say-on-Pay Vote Results

In connection with our 2014 annual meeting of shareholders, the proposal to approve the executive compensation of the Company’s named executive officers for fiscal 2013 received 100,545,507 votes, or 94.8% of votes cast. The Committee viewed this result as supportive of the Company’s fiscal 2013 compensation program. Although this vote was advisory (and therefore not binding on the Company or the Board), the Committee carefully reviewed these results and considered them in evaluating the Company’s compensation practices and in determining Total Reward amounts for fiscal 2014.

Compensation Risk Assessment

The Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

•	Most importantly, the compensation framework used for making compensation decisions is multi-faceted and subject to the application of informed judgment by the Committee.

•	Rather than tying compensation decisions to one or several fixed metrics, we consider a broad array of factors that are subject to change based on facts and circumstances.

•

To further ensure that the interests of our named executive officers are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. The RSUs are paid out over three years, and the PSUs granted in respect of 2014 are subject to adjustment based on future, multi-year Company performance and paid out at the end of a three-year performance period.

•	Executive Committee members are required to meet the applicable stock ownership guidelines described under “—Stock Ownership Guidelines” above.

•	Incentive compensation is subject to the Clawback Policy described under “—Clawback Policy” above.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our named executive officers focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

The Committee has reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company. Semler Brossy assisted the Committee with its review of our compensation program and overall risk assessment.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

Respectfully submitted,

Benjamin F. duPont (Chair)

Catherine R. Kinney

Rodolphe M. Vallee

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded by MSCI to the Company’s named executive officers during fiscal years 2014, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)

Henry A. Fernandez	2014	950,000	1,198,125	3,793,298	—	—	58,462	5,999,885
Chief Executive Officer and President	2013	900,000	1,142,565	3,626,940	—	—	19,740	5,689,245
	2012	900,000	1,053,000	4,029,952	—	—	17,850	6,000,802

Robert Qutub	2014	525,000	685,000	967,430	—	—	28,401	2,205,831
Chief Financial Officer	2013	500,000	682,500	944,940	—	—	19,740	2,147,180
	2012	238,782	980,000	999,999	—	—	—	2,218,781

C.D. Baer Pettit	2014	552,824	739,676	917,948	—	—	64,948	2,275,396
Head of Index Products	2013	504,812	617,547	877,444	—	—	50,481	2,050,284
	2012	510,988	561,501	956,192	—	—	51,099	2,079,780

Christopher F. Corrado	2014	425,000	675,000	619,958	—	—	16,399	1,736,357
Chief Information Officer

Roveen Bhansali	2014	525,000	245,000	674,928	—	—	23,318	1,468,246
Head of Risk Management Analytics

(1)

Base salary for Mr. Pettit was paid in British pounds sterling and converted to U.S. dollars using the fiscal year average daily spot rates of £1 to $1.647526, $1.5657174, and $1.584875 for fiscal years 2014, 2013 and 2012, respectively.

(2)

Annual cash bonus amounts were paid in February 2015 for service with respect to fiscal 2014, in February 2014 for service with respect to fiscal 2013 and in February 2013 for service with respect to fiscal 2012.

(3)

Represents the grant date fair value of awards granted during each fiscal year, as computed in accordance with FASB ASC Subtopic 718-10. These amounts do not reflect whether the named executive officers will actually receive a financial benefit from these awards, as the actual value, if any, realized by the named executive officers for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance condition.

Grant Date Fair Value of Stock Units Granted During 2014 for Performance in 2013

Name	RSUs ($)	PSUs ($)	Total ($)
Henry A. Fernandez	1,896,649	1,896,649	3,793,298
Robert Qutub	483,715	483,715	967,430
C.D. Baer Pettit	458,974	458,974	917,948
Christopher F. Corrado	309,979	309,979	619,958
Roveen Bhansali	337,464	337,464	674,928

The amounts for the PSUs awarded in 2014 were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10, excluding the effect of estimated forfeitures. The grant date value of the PSUs awarded in 2014, assuming the maximum level of performance conditions will be achieved (192.5% of grant amount), is $3,651,017 for Mr. Fernandez, $931,120 for Mr. Qutub, $883,496 for Mr. Pettit, $596,653 for Mr. Corrado and $649,597 for Mr. Bhansali. Additional information regarding how we account for equity-based compensation is set forth in footnotes 1 and 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	The Company does not offer defined benefit pension plans or nonqualified deferred compensation plans to named executive officers.
(5)

The All Other Compensation column includes Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $18,360 for Messrs. Fernandez, Qutub and Bhansali and $13,756 for Mr. Corrado. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit totaled £33,555 ($55,282). The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.647526.

(6)

In connection with the Company’s payment of its quarterly cash dividend, the All Other Compensation column includes a dividend equivalent payment for outstanding RSUs and PSUs of $40,102 for Mr. Fernandez, $10,041 for Mr. Qutub, $9,666 for Mr. Pettit, $2,643 for Mr. Corrado and $4,958 for Mr. Bhansali.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted to our named executive officers during fiscal 2014.

	Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name			Threshold (#)	Target (#)	Maximum (#)
Henry A. Fernandez	1/28/2014	1/22/2014				44,923	1,896,649
	1/28/2014	1/22/2014	0	44,923	86,476		1,896,649
Robert Qutub	1/28/2014	1/22/2014				11,457	483,715
	1/28/2014	1/22/2014	0	11,457	22,054		483,715
C.D. Baer Pettit	1/28/2014	1/22/2014				10,871	458,974
	1/28/2014	1/22/2014	0	10,871	20,926		458,974
Christopher F. Corrado	1/28/2014	1/22/2014				7,342	309,979
	1/28/2014	1/22/2014	0	7,342	14,132		309,979
Roveen Bhansali	1/28/2014	1/22/2014				7,993	337,464
	1/28/2014	1/22/2014	0	7,993	15,386		337,464

(1)

Represents PSUs granted during fiscal 2014 for services rendered during fiscal 2013. The actual number of PSUs that will be earned is based on Company performance during fiscal 2014 and 2015, and may be adjusted down to 0% or up to 192.5% of the target amount. The PSUs are subject to time-vesting of 50% on December 31, 2015 and 50% on December 31, 2016.

(2)	Represents RSUs granted during fiscal 2014 for services rendered during fiscal 2013. The RSUs vest ratably in three annual installments beginning on the one-year anniversary of the grant date.
(3)

Represents the grant date fair value of stock awards as computed in accordance with FASB ASC Subtopic 718-10. The grant date fair value for these stock awards was based on the closing price of MSCI’s common shares on the trading day preceding the grant date or service inception date, as the case may be. For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10. For the values of these PSUs, assuming attainment of the maximum level of the performance conditions, see footnote 3 to the “Summary Compensation” Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and outstanding restricted stock units and performance stock units held by each of our named executive officers on December 31, 2014, which units remain subject to forfeiture and cancellation provisions.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Henry A. Fernandez	569,720		0		18.00	11/14/2017	126,859	6,018,191	86,476	4,102,421
	107,566	(1)	100,609	(1)	36.70	12/14/2020
Robert Qutub	0		0		—	—	37,315	1,770,224	22,054	1,046,242
C.D. Baer Pettit	80,431		0		18.00	11/14/2017	30,599	1,451,617	20,926	992,729
Christopher F. Corrado	20,856		83,416	(1)	40.23	9/30/2023	7,342	348,304	14,132	670,422
Roveen Bhansali	10,892		0		18.00	11/14/2017	15,143	718,384	15,386	729,912

(1)

Stock options held by Mr. Fernandez at an exercise price of $36.70 represent special price-vested stock options consisting of four tranches that vest and become exercisable based on satisfaction of both time and price-vesting conditions. As of December 31, 2014, (i) 107,566 special price-vested stock options satisfied the time-vesting condition and price-vesting condition, (ii) 50,835 options satisfied the time-vesting condition on December 14, 2014, but had not satisfied the price-vesting requirement (which was subsequently satisfied on February 6, 2015) and (iii) 49,774 options had not satisfied either the time-vesting condition (provided below) or price-vesting condition of maintaining a closing stock price of $56.70 for 20 consecutive trading days following time-vesting. The remaining unexercisable stock options included in this table time-vest on the following dates for Messrs. Fernandez and Corrado.

	Number of Stock Options Vesting by Date
Name	12/14/14	9/30/15	12/14/15	9/30/16	9/30/17	9/30/18	Total Unvested
Henry A. Fernandez	50,835	—	49,774	—	—	—	100,609
Christopher F. Corrado	—	20,854	—	20,854	20,854	20,854	83,416

(2)

Represents outstanding RSUs and PSUs for which performance conditions (but not time-vesting conditions) have been met, held on December 31, 2014, that remain subject to forfeiture and cancellation provisions.

This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez, Pettit and Bhansali. Equity awards granted to employees eligible for Full Career Retirement vest on the date Full Career eligibility is attained. Each of Messrs. Fernandez, Pettit and Bhansali became eligible for Full Career Retirement upon satisfying one of the following: age 50 with 12 years of service as a Managing Director, age 50 with 15 years of service as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs and PSUs for which performance conditions have been met included in this table vest on the following dates for each named executive officer:

	Number of RSUs and PSUs Vesting by Date
Name	1/28/15	1/29/15	2/2/15	7/9/15	12/31/15	1/28/16	1/29/16	1/28/17
Henry A. Fernandez	14,975	17,769	20,013	0	26,386	14,974	17,768	14,974
Robert Qutub	3,819	4,629	0	9,726	6,874	3,819	4,629	3,819
C.D. Baer Pettit	3,624	4,299	4,748	0	6,383	3,624	4,298	3,623
Christopher F. Corrado	2,448	0	0	0	0	2,447	0	2,447
Roveen Bhansali	2,665	1,568	1,688	0	2,327	2,664	1,567	2,664

(3)	The market value of outstanding RSUs and PSUs is based on a share price of $47.44, the closing price of MSCI Inc. common stock on December 31, 2014, rounded down to the nearest whole cent.
(4)

Represents outstanding PSUs held on December 31, 2014 that remain subject to performance adjustment and forfeiture provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez, Pettit and Bhansali. These numbers represent PSUs each named executive officer would receive assuming 192.5% of the financial targets associated with the awards are achieved. The actual number of PSUs earned is based on Company performance. PSUs granted on January 28, 2014 can be adjusted down to 0% if threshold performance is not achieved and up to 192.5% if maximum performance is achieved. The number of PSUs included in this table time vest on the following dates for each named executive officer:

	Number of PSUs Vesting by Date
Name	12/31/15	12/31/16
Henry A. Fernandez	43,239	43,237
Robert Qutub	11,028	11,026
C.D. Baer Pettit	10,464	10,462
Christopher F. Corrado	7,066	7,066
Roveen Bhansali	7,694	7,692

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our named executive officers and vesting and conversion of RSUs and PSUs held by the named executive officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	0	0	88,257	4,213,554
Robert Qutub	0	0	21,231	1,027,850
C.D. Baer Pettit	0	0	21,146	1,010,045
Christopher F. Corrado	0	0	0	0
Roveen Bhansali	0	0	7,615	363,972

(1)	The value realized is based on the closing price of MSCI common stock on the date of stock vesting.

Potential Payments Upon Termination or Change in Control

Terminations Other than due to Death, Disability, Involuntary Termination without Cause, Governmental Service or Full Career Retirement. Upon termination of a named executive officer’s employment for any reason other than due to death, disability, involuntary termination without cause, governmental service or full career retirement, his unvested RSUs, stock options and PSUs will generally be cancelled immediately. Equity awards granted to named executive officers who are eligible for full career retirement are cancelled following an involuntary termination for cause.

Death or Disability. Upon termination of a named executive officer’s employment due to death or “disability” (as defined in the applicable award agreement), the RSUs will vest and convert into shares, unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied within 90 days after termination, and PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the applicable performance period.

Involuntary Termination. If the Company terminates a named executive officer’s employment under circumstances not involving “cause” (as defined in the applicable award agreement) and he signs and does not revoke an agreement and release satisfactory to the Company, his RSUs will vest and convert into shares, his unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied by the later of 90 days after termination and 90 days following the fifth anniversary of the grant date, and his PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period.

Governmental Service. Upon termination of a named executive officer’s employment as a result of commencing certain employment with a governmental employer, his RSUs will vest and convert into shares, his unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied during the 90 days before termination, and his PSUs will fully time-vest on the date of termination of employment and will performance-vest and convert into shares based on the expected (or actual, if such termination occurs after the end of the performance period) achievement of the performance metrics for the performance period (which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the date on which the named executive officer’s employment terminates). In order to be eligible for this treatment, the named executive officer must demonstrate that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law.

Full Career Retirement. Upon termination of a named executive officer’s employment as a result of “full career retirement” (as defined in the applicable award agreement), his RSUs will vest and convert into shares and his PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period. In order to be eligible for this treatment, the named executive officer must not engage in competitive activity during the one-year period commencing on the date of his termination due to full career retirement. Upon retirement after reaching the age of 59-1/2, an executive officer’s (other than the CEO’s) unvested stock options that are time-vested on the date of termination will price-vest by tranche if the pricing conditions for each tranche are satisfied within three years after termination.

Change in Control. In the event a named executive officer’s employment is terminated by MSCI without “cause” or by him for “good reason,” in each case within 18 months following a “change in control” (as such terms are defined in the applicable award agreement), the RSUs will vest and convert into shares on the date of termination of employment and the PSUs will fully time-vest on the date of termination of employment and will performance-vest on the effective date of the change in control based on a target level of achievement of the applicable performance metrics for the relevant performance period. In the event of a “change in control” (as defined in the applicable award agreement), unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied during the 90 days before the change in control.

The following table represents the amounts to which our named executive officers or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2014 or had a change in control occurred on December 31, 2014.

Name	Change in Control or Termination Due to Death, Disability, Involuntary Termination without Cause, Government Service or Full Career Retirement(1)	Change in Control or Termination Due to Death, Disability, Involuntary Termination without Cause, Government Service or Full Career Retirement (2)
Henry A. Fernandez(3)(4)	$1,080,541	$1,080,541
Robert Qutub	$2,313,744	$2,816,465
C.D. Baer Petit(3)	$0	$0
Christopher F. Corrado	$1,298,038	$1,620,156
Roveen Bhansali(3)	$0	$0

(1)

These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and payout of PSUs at the target performance level. All values are based on a closing stock price of $47.44 per share as of December 31, 2014.

(2)

These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and payout of PSUs at the maximum performance level. All values are based on a closing stock price of $47.44 per share as of December 31, 2014.

(3)

For Messrs. Fernandez, Pettit and Bhansali, these amounts exclude unvested but outstanding RSUs and PSUs at target, due to the awards’ Full Career Retirement provision. As of December 31, 2014, the values of these awards were $8,149,338, $1,967,337 and $1,097,572 for Messrs. Fernandez, Pettit and Bhansali, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the applicable award agreement).

(4)

The amounts shown for Mr. Fernandez represent the value of special price-vesting stock options that would be required to satisfy price-vesting requirements within specified time periods in order to become exercisable.

In connection with Mr. Bhansali’s planned departure from the Company, the Company and Mr. Bhansali entered into a Separation Agreement. See “—No Employment Agreements, Perquisites or Other Arrangements” above for additional information regarding the Separation Agreement.

 Item 2—Advisory Approval of our Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” above for an overview of the compensation of our named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which include the disclosures under “Executive Compensation—Compensation Discussion and Analysis” above, the compensation tables included therein and the narrative following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation, and following this annual meeting, we expect to conduct the next advisory vote at MSCI’s 2016 annual meeting of shareholders.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of MSCI’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Director Compensation and Stock Ownership Guidelines

In fiscal 2014, each non-employee director was entitled to receive an annual cash retainer of $75,000, but could elect, under the terms of the MSCI Inc. Independent Directors’ Equity Compensation Plan, as amended, (“IDECP”), to receive an equivalent amount of our common stock in lieu of the cash retainer. In addition to the annual retainer, non-employee directors were also entitled to the following cash retainers for serving as chairs and/or non-chair members of the Board’s standing committees. These amounts were also subject to the election discussed in the preceding sentence. Directors do not receive meeting fees and employee directors do not receive any separate compensation for their Board activities.

Retainer
Committee Chair
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Each non-employee director was also entitled to receive an annual equity award payable in RSUs having an aggregate fair market value of $140,000 for non-employee directors and $165,000 for the Lead Director based on the closing price of our common stock as reported by the NYSE on the date prior to grant (any fractional shares are paid in cash).

RSUs granted on the date of an annual meeting of shareholders generally vest one year from the date of grant. Cash retainers and RSU awards are prorated when a director joins the Board or a committee at any time other than the annual meeting of shareholders. RSUs not granted on the date of an annual meeting of shareholders vest on the one year anniversary of the most recent annual meeting of shareholders held prior to the date of grant. RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to fiscal 2014 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion, RSU holders will not have any rights as an MSCI shareholder, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs will vest and convert immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

Director Deferral Plan

On August 2, 2011, the Board adopted the MSCI Inc. Independent Directors Deferral Plan (“Deferral Plan”), which permits directors to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs vesting during the year for which an election has been submitted. Receipt of shares of our common stock may be deferred until a future date specified by the director, a separation from service (as defined by Treasury regulations), or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.

Fiscal 2014 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)(4)(5)	All Other Compensation ($)	Total ($)
Robert G. Ashe(6)	85,000	140,000	604	225,604
Benjamin F. duPont(7)	95,000	140,000	604	235,604
Alice W. Handy(8)	85,000	140,000	2,812	227,812
Catherine R. Kinney(9)	100,000	140,000	1,922	241,922
Linda H. Riefler(10)	75,000	140,000	604	215,604
George W. Siguler(11)	85,000	140,000	604	225,604
Patrick Tierney(12)	95,000	140,000	604	235,604
Rodolphe M. Vallee(13)	110,000	165,000	712	275,712

(1)

Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The 2014 Board term does not coincide with MSCI’s January through December fiscal year. Amounts included in the table above represent the portion of cash earned or paid, or stock awards granted, as applicable, with respect to service during fiscal 2014. All stock awards were granted during fiscal 2014.

(2)	Cash amounts in the table above include the annual retainers and committee member fees.
(3)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2014 with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our common stock on the date prior to the date of grant by the number of units awarded. Also includes cash payments received in lieu of fractional RSUs. For assumptions regarding these calculations, please see notes 1 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K filed on February 27, 2015. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest.

(4)

On April 30, 2014, Messrs. Ashe, duPont, Siguler, and Tierney, and Mmes. Handy, Kinney and Riefler each received 3,356 RSUs (determined by dividing $140,000 by $41.71, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount of $21.24 was paid in cash) under the IDECP for the fiscal 2014 Board term. As the Lead Director, Mr. Vallee received 3,955 RSUs (determined by dividing $165,000 by $41.71, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount of $36.95 was paid in cash) under the IDECP for the fiscal 2014 Board term. The RSUs will vest on April 30, 2015. Mmes. Handy and Kinney elected to defer receipt of such shares issuable upon vesting until the 60th day after their respective “separation from service” as a director under the Deferral Plan.

(5)

As of December 31, 2014, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. Ashe, duPont, Siguler, and Tierney and Mmes. Handy, Kinney and Riefler each had 3,356 RSUs outstanding and Mr. Vallee had 3,955 RSUs outstanding.

(6)

Mr. Ashe elected to receive 100% of the fees he is entitled to for the fiscal 2014 Board term in the form of our common stock, such fees consisting of a $75,000 retainer fee for his service on the Board and a $10,000 retainer fee for his service as a member of the Audit Committee. He received a total of 2,037 shares of our common stock and $36.73 as a cash payment for fractional shares. In connection with the Company’s payment of its quarterly cash dividend, Mr. Ashe also received $604.08 as a dividend equivalent payment for his outstanding RSUs.
(7)

Mr. duPont elected to receive $70,000 of his total fees in cash and the remainder, or $25,000, in the form of our common stock, such fees consisting of a $75,000 retainer fee for his service on the Board and a $20,000 retainer fee for his service as the Chair of the Compensation Committee. He received a total of 599 shares of our common stock and $15.71 as a cash payment for fractional shares. In connection with the Company’s payment of its quarterly cash dividend, Mr. duPont also received $604.08 as a dividend equivalent payment for his outstanding RSUs.

(8)

Ms. Handy elected to receive 100% of the fees she is entitled to for the fiscal 2014 Board term in the form of our common stock, such fees consisting of a $75,000 retainer fee for her service on the Board and a $10,000 retainer fee for her service as a member of the Nominating and Corporate Governance Committee. She received a total of 2,037 shares of our common stock and $36.73 as a cash payment for fractional shares. Ms. Handy elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Handy also received 59 shares of our common stock and $60.97 as a cash payment for fractional shares received as a dividend equivalent payment for 3,356 outstanding RSUs and in lieu of a cash dividend payment for 12,267 shares subject to her deferral election.

(9)

Ms. Kinney received a $75,000 retainer for her service on the Board for the fiscal 2014 Board term. She elected to receive 100% of the $25,000 retainer for her service as Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee in the form of our common stock. She received a total of 599 shares of our common stock and $15.71 as a cash payment for fractional shares. Ms. Kinney elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Kinney also received 40 shares of our common stock and $56.66 as a cash payment for fractional shares received as a dividend equivalent payment for 3,356 outstanding RSUs and in lieu of a cash dividend payment for 7,321 shares subject to her deferral election.

(10)

Ms. Riefler received a $75,000 retainer fee for her service on the Board. In connection with the Company’s payment of its quarterly cash dividend, Ms. Riefler also received $604.08 as a dividend equivalent payment for her outstanding RSUs.

(11)

Mr. Siguler received a $75,000 retainer fee for his service on the Board and a $10,000 retainer fee for his service as a member of the Audit Committee. In connection with the Company’s payment of its quarterly cash dividend, Mr. Siguler also received $604.08 as a dividend equivalent payment for his outstanding RSUs.

(12)

Mr. Tierney received a $75,000 retainer fee for his service on the Board and a $20,000 retainer fee for his service as a member of the Audit Committee and Nominating and Corporate Governance Committee. In connection with the Company’s payment of its quarterly cash dividend, Mr. Tierney also received $604.08 as a dividend equivalent payment for his outstanding RSUs.

(13)

Mr. Vallee received a $75,000 retainer fee for his service on the Board and a $35,000 retainer fee for his service as Chair of the Audit Committee and a member of the Compensation Committee. In connection with the Company’s payment of its quarterly cash dividend, Mr. Vallee also received $711.90 as a dividend equivalent payment for his outstanding RSUs.

Non-Employee Director Stock Ownership Guidelines

The Company’s stock ownership guidelines for non-employee directors were amended in April 2014 to reflect an increase in the target level of stock ownership for each non-employee director. Under the revised guidelines, commencing on the date of the 2014 annual shareholders’ meeting, each non-employee director must maintain an aggregate share ownership level equal to the sum of the RSUs granted to such non-employee director for each of the last five years, with such aggregate share ownership to be achieved within five years of being elected to the Board and maintained thereafter. Shares counted toward these guidelines include any shares held by the director directly or indirectly and RSUs with respect to our common stock granted under the IDECP.

 Item 3—Ratification of the Appointment of MSCI Inc.’s Independent Auditor

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for fiscal 2015 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for fiscal 2015 and perform other permissible pre-approved services.

A PwC representative will attend the annual meeting of shareholders to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

The Audit Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements.

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; dollars in thousands) billed and accrued in fiscal years 2014 for professional services provided by PricewaterhouseCoopers LLP (“PwC”) and 2013 for professional services provided by Deloitte & Touche LLP (“Deloitte”). On March 11, 2014, the Audit Committee approved the engagement of PwC as the Company’s independent auditor for fiscal 2014 and the dismissal of Deloitte. These fees were approved pursuant to the pre-approval policies and procedures described below.

	2014(1)	2013
Audit fees(2)	$1,856	$2,749
Audit-related fees(3)	$826	$286
Tax fees(4)	$698	$363
All other fees	$—	$—

Total	$3,380	$3,398

(1)

In addition to amounts presented in this table, fees incurred by MSCI for services provided by Deloitte in 2014 totaled approximately $754,000. Theses fees related to the (i) review of 2013 data included in 2014 financial statements, (ii) preparation of comfort letters and (iii) review of 401(k) financial statements.

(2)

In fiscal years 2014 and 2013, audit fees consisted of fees billed and accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) comfort letters, consents and other services related to SEC and other regulatory filings, (v) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002) and (vi) audit fees incurred in connection with the Company’s strategic review of its Governance business.

(3)

In fiscal years 2014 and 2013, audit-related fees consisted of fees billed and accrued for (i) reports related to the assessment of internal controls and compliance with professional standards, (ii) due diligence services pertaining to acquisition-related activities and (iii) the annual audit of the 401(k) financial statements. In the 2014 proxy statement, audit fees for the annual audit of the 401(k) financial statements were reported in the Audit fees line. Prior periods have been revised to conform with current year presentation.

(4)

In fiscal years 2014 and 2013, tax fees consisted of advisory services related to international corporate restructuring and sales tax assistance. In fiscal year 2014, tax fees also included tax consulting fees related to international and domestic tax matters.

Change in Independent Auditor. As described above, the Audit Committee approved a change in our independent auditor for fiscal 2014. As reported in the Company’s Form 8-K filed with the SEC on March 14, 2014 (the “Form 8-K”), on March 11, 2014, the Audit Committee approved the engagement of PwC as the Company’s independent auditor for fiscal 2014 and the dismissal of Deloitte.

The reports of Deloitte on our financial statements for each of the two fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for the fiscal years ended December 31, 2012 and 2013, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in their report and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period through March 12, 2014.

During our fiscal years ended December 31, 2012 and 2013 and the subsequent interim period through March 12, 2014, neither we nor anyone on our behalf consulted with PwC regarding the application of accounting principles to a specified transaction, either completed or proposed, or any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

We provided Deloitte with a copy of the foregoing disclosures. We also provided Deloitte with a copy of the Form 8-K reporting the change in our independent auditor for fiscal year 2014 containing substantially the same disclosure as above and requested that Deloitte provide the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with the disclosures contained therein. A copy of Deloitte’s letter, dated March 14, 2014, is filed as Exhibit 16.1 to the Form 8-K.

Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors. The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $400,000 or relates to tax planning and advice, it requires a separate pre-approval of the full Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve certain engagements not requiring approval by the full Audit Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations. Management reports the actual fees versus pre-approved amounts periodically throughout the year by category of service.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. To access this charter, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (“independent auditor”), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the fiscal year ended December 31, 2014, PwC, was responsible for auditing the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six (6) meetings during the fiscal year ended December 31, 2014. With respect to the fiscal year ended December 31, 2014, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•

reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related footnotes and (ii) audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2014 with management and PwC;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•

met with PwC, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K; and

•	reviewed business and financial market conditions, including quarterly assessments of risks posed to MSCI’s operations and financial condition.

The Audit Committee discussed with PwC matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard

No. 16 “Communications with Audit Committees.” This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. We discussed with PwC their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence.

During the fiscal year ended December 31, 2014, we also received regular updates on the amount of fees and scope of audit and audit-related services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors,” we approved, among other things, fees related to statutory or financial audits, consultations, internal control reviews and due diligence services performed in connection with potential acquisitions and dispositions. We also approved certain tax fees, including services performed in connection with tax compliance, transfer pricing, tax audit assistance and tax consulting.

Based on our review and these meetings, discussions and reports described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee’s charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Rodolphe M. Vallee (Chair)

Robert G. Ashe

George W. Siguler

Patrick Tierney

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance. We believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

Certain Transactions.

Transactions with Shareholders. From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis. These transactions were subject to review under our Related Person Transactions Policy described below.

During fiscal 2014, BlackRock, Inc., Generation Investment Management LLP, Independent Franchise Partners, LLP, Morgan Stanley, T. Rowe Price Associates, Inc., The Vanguard Group and ValueAct Capital and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us (inclusive of Institutional Shareholder Services Inc.) from subscriptions, licenses and other fees related to our products and services by BlackRock, Inc., L.P., Generation Investment Management LLP, Independent Franchise Partners, LLP, Morgan Stanley, T. Rowe Price Associates, Inc. and The Vanguard Group and/or their respective affiliates for fiscal 2014 were approximately $106.19 million, $0.12 million, $0.15 million, $15.11 million, $2.76 million and $10.15 million, respectively. Revenues recognized by us from ValueAct Capital and and/or its respective affiliates for fiscal 2014 were not in excess of $120,000.

On October 29, 2013, the Company entered into an engagement letter with Morgan Stanley & Co. LLC whereby it engaged Morgan Stanley & Co. LLC as its financial advisor in connection with the review of strategic alternatives with respect to ISS. On April 30, 2014, the Company completed the disposition of ISS. Under the engagement letter, the Company paid $5.35 million in fees to Morgan Stanley & Co. LLC in connection with the closing of the transaction.

On February 6, 2014, the Company also entered into a $100 million fixed dollar capped accelerated share repurchase agreement with Morgan Stanley & Co. LLC, which was structured as a capped accelerated share repurchase transaction in which, on February 7, 2014, we paid $100 million and received 1.7 million shares of our common stock at the inception and 0.6 million shares at its conclusion on May 5, 2014 for a combined average purchase price of $43.10. Under the terms of the agreement, Morgan Stanley & Co. LLC did not receive any fees directly from MSCI. However, over the course of the life of the transaction, Morgan Stanley & Co. LLC could have made profits in connection with its hedging and risk management of the transaction.

Transactions with Non-Employee Directors. In connection with his appointment to the Board and Audit Committee pursuant to the Cooperation Agreement described on page 10 of this Proxy Statement, Mr. Hale, a Partner of ValueAct Capital, is entitled to receive an annual retainer (payable in cash or stock at his election) of $75,000 and $10,000 for his service on the Board and Audit Committee, respectively, and annual equity awards in the form of restricted stock units (“RSUs”) under the MSCI Inc. Independent Directors’ Equity Compensation Plan having an aggregate fair market value of $140,000 (based on the closing price of MSCI’s common stock as reported by the NYSE on the date prior to grant). The annual retainers and RSU awards were prorated from the dates of his appointments to the Board and Audit Committee. The RSUs are scheduled to vest on April 30, 2015. Mr. Hale will be entitled to the full amount of the annual retainer and annual equity awards on April 30, 2015 with respect to the 2015 Board term. Mr. Hale has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P. It is also expected that his annual equity awards will be transferred upon vesting to ValueAct Capital Master Fund L.P.

Related Person Transactions Policy. Our Related Person Transactions Policy (the “Policy”) governs the approval of related person transactions. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a Related Person means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than 5% of MSCI’s voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (5% Stockholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; provided, however, that the General Counsel may nevertheless determine that it would be advisable for specific transactions by beneficial owners reporting on Schedule 13G pursuant to Rule 13d-1(b) to be reviewed under the Policy; and (iii) a Transaction means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, determines whether potential Related Person Transactions are subject to review under the Policy and/or disclosure as a Related Person Transaction under SEC rules; provided that any potential Related Person Transaction with the General Counsel will be reviewed by the Chief Executive Officer and referred to the Nominating and Corporate Governance Committee, if appropriate. If the Legal and Compliance Department and the General Counsel determine that (i) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the Nominating and Corporate Governance Committee for approval or ratification. In determining whether to approve a Related Person Transaction, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances, including (if applicable) without limitation, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person taking into account (i) the size of the Transaction; (ii) the overall financial position of the Related Person; (iii) the direct or indirect nature of the Related Person’s interest in the Transaction; (iv) whether the Transaction is of an ongoing nature; and (v) any other relevant factors; and if the Related Person is a director (or an Immediate Family Member of a director (as defined in the Policy)), the impact on the director’s independence under applicable rules. Certain categories of Transactions set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy. These categories of Transactions include, among other things, (i) Transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer); provided that, (x) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction, and (y) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction; (ii) certain compensation agreements and corporate sponsored investment opportunities approved by the Compensation Committee or Board, as applicable; (iii) any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis; (iv) certain transactions involving terms established on a competitive basis; (v) sales or licenses of products and services by the Company to a Related Person or to an entity in which a Related Person is an executive officer in the ordinary course of business and reflecting standard terms, including standard fees, subject to standard discounts prevailing at the time of the Transaction that would be offered at that time for comparable Transactions for or with unaffiliated third parties and where (x) to the extent the transaction involves an entity in which a Related Person is an executive officer: (1) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction and (2) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction and

(y) the amount involved in the Transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is party to the Transaction and less than 2% of the annual consolidated revenues of the Company; (vi) investments in financial products based on or created with the use of MSCI products; and (vii) certain indemnification payments. The Nominating and Corporate Governance Committee administers the Policy and may amend it from time to time.

Other Business. We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates. The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. See “Corporate Governance—Director Qualifications” above.

Shareholders of record may make recommendations for consideration by the Nominating and Corporate Governance Committee at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2016 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by November 14, 2015. The written notice must demonstrate that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates nominees proposed by shareholders and those identified by the Nominating and Corporate Governance Committee. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

Shareholder Proposals for the 2016 Annual Meeting. Shareholders intending to present a proposal at the 2016 annual meeting of shareholders and have it included in next year’s Proxy Statement must submit the proposal to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. We must receive the proposal no later than November 18, 2015.

Shareholders intending to present a proposal at the 2016 annual meeting of shareholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders. Therefore, the Company must receive notice of such a proposal or nomination for the 2016 annual meeting of shareholders no earlier than January 1, 2016 and no later than January 31, 2016. The notice must contain the information required by our Bylaws, a copy of which is available upon request to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

Shareholders Sharing an Address. Consistent with notices sent to shareholders of record sharing a single address, we will send only one copy of each of the Notice of Internet Availability of Proxy Materials, our 2014 Annual Report on Form 10-K and the Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of each of the Notice of Internet Availability of Proxy Materials, our 2014 Annual Report on Form 10-K or the Proxy Statement as follows:

•

Shareholders wishing to discontinue or begin householding, should contact us in writing at c/o Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-1090.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of each of the Notice of Internet Availability of Proxy Materials, our 2014 Annual Report on Form 10-K or the Proxy Statement, as applicable, by contacting us at (212) 981-1090 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via e-mail at investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

Consent to Electronic Delivery of Annual Meeting Materials. Shareholders can access this Proxy Statement and our 2014 Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing our proxy materials, including the Notice of Internet Availability of Proxy Materials, our Annual Report on Form 10-K and the Proxy Statement, electronically in lieu of receiving hard copies by mail. To receive our proxy materials electronically, you will need access to a computer and an e-mail account. If you vote through the Internet at www.proxyvote.com, you will be prompted to consent to receiving proxy materials electronically in future years. To consent to electronic delivery, when prompted, you must indicate that you agree to receive such materials electronically in future years.

Shareholders that wish to revoke their request for electronic delivery may do so at any time without charge, by contacting us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-1090.

If you hold your shares through a brokerage firm, bank, broker dealer or other intermediary and you have not already done so, you can choose electronic delivery of our proxy materials by contacting such intermediary. You may also update your e-mail address by contacting such intermediary.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 30, 2015. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available free of charge at www.proxyvote.com. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Adjusted EBITDA to Net Income (unaudited).

	Year Ended
In thousands	Dec. 31, 2014	Dec. 31, 2013
Net Income	$284,113	$222,557
Less: Income from discontinued operations, net of income taxes	$(85,171)	$(22,647)

Income from continuing operations	$198,942	$199,910
Plus: Provision for income taxes	109,396	112,918
Plus: Other expense (income), net	28,828	27,503

Operating income	$337,166	$340,331

Plus: Depreciation and amortization of property, equipment and leasehold improvements	25,711	20,384
Plus: Amortization of intangible assets	45,877	44,798
Plus: Lease exit charge(1)	—	(365)

Adjusted EBITDA	$408,754	$405,148

(1)	Expenses related to the exit of a lease resulting from the consolidation of our New York offices.

Notes Regarding the Use of Non-GAAP Financial Measures. MSCI has presented a supplemental non-GAAP financial measure as part of this Proxy Statement. A reconciliation is provided that reconciles this non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measure presented in this Proxy Statement should not be considered an alternative measure for the most directly comparable GAAP financial measure. The non-GAAP financial measure presented in this Proxy Statement is used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. Finally, we believe that adjusting for one time, unusual or non-recurring expenses, such as the lease exit charge, is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measure presented in this Proxy Statement facilitates meaningful period-to-period comparisons and provides a baseline for the evaluation of future results.

Adjusted EBITDA is not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

A-1

SUPPLEMENTAL INFORMATION REGARDING AGGREGATE RETENTION RATE AND RUN RATE

The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the period are reduced by the amount of product swaps.

The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for exchange traded fund (“ETF”) fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

A-2

MSCI INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSCI2015

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84068-P61360

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

MSCI INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

For Against Abstain

Nominees:

1a. Henry A. Fernandez

1b. Robert G. Ashe

1c. Benjamin F. duPont

1d. Wayne Edmunds

1e. D. Robert Hale

1f. Alice W. Handy

1g. Catherine R. Kinney

1h. Wendy E. Lane

1i. Linda H. Rie?er

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

For Against Abstain

1j. George W. Siguler 1k. Patrick Tierney 1l. Rodolphe M. Vallee

2. To approve, by non-binding vote, our executive compensation, as described in these proxy materials.

3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M84069-P61360

MSCI INC.

Annual Meeting of Shareholders April 30, 2015 2:30 PM (EDT)

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of

Cecilia Aza and Frederick W. Bogdan as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held on April 30, 2015 at 2:30 PM (EDT), virtually and at 7 World Trade Center, 250 Greenwich Street, 48th Floor, New York, NY 10007 and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side